      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1999


                                            REGISTRATION STATEMENT NO. 333-70369

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT


                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                            PRIME GROUP REALTY TRUST

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           MARYLAND                 36-4173047
 (STATE OR OTHER JURISDICTION    (I.R.S. EMPLOYER
     OF INCORPORATION OR          IDENTIFICATION
        ORGANIZATION)                  NO.)

                        77 West Wacker Drive, Suite 3900
                            Chicago, Illinois 60601
                                 (312) 917-1300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             JAMES F. HOFFMAN, ESQ.
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                            PRIME GROUP REALTY TRUST
                        77 WEST WACKER DRIVE, SUITE 3900
                            CHICAGO, ILLINOIS 60601
                                 (312) 917-1300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                             WAYNE D. BOBERG, ESQ.
                              BRIAN T. BLACK, ESQ.
                                WINSTON & STRAWN
                              35 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60601
                                 (312) 558-5600
                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement as the
                          Registrant shall determine.
                             ---------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

------------

                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION--DATED JUNE 8, 1999


PROSPECTUS

                                  $500,000,000
                            PRIME GROUP REALTY TRUST
                      Common Shares of Beneficial Interest
                    Preferred Shares of Beneficial Interest
                               Depositary Shares
                            Share Purchase Contracts
                             Senior Debt Securities
                          Subordinated Debt Securities
                       Warrants to Purchase Common Shares
                     Warrants to Purchase Preferred Shares
                     Warrants to Purchase Depositary Shares
                      Warrants to Purchase Debt Securities

                            CORPORATE HEADQUARTERS:
                              77 West Wacker Drive
                                   Suite 3900
                            Chicago, Illinois 60601
                                 (312) 917-1300

                              -------------------

This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement, which will describe the specific terms of the securities.

We urge you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGES 4 TO 13.

                              -------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              -------------------


                  The date of this prospectus is

                             ABOUT THIS PROSPECTUS

    The prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, Prime Group Realty Trust may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the documents we have referred to under the heading "Incorporation of Certain Documents by Reference," together with any additional information you may need to make your investment decision.

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR CAUTIONARY STATEMENT

    THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON OUR CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT OUR BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, EVENTS OR RESULTS AND INVOLVE POTENTIAL RISKS AND UNCERTAINTIES. ACCORDINGLY, ACTUAL RESULTS MAY DIFFER MATERIALLY. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

    IMPORTANT FACTS THAT MAY AFFECT THESE EXPECTATIONS, ESTIMATES OR PROJECTIONS INCLUDE, BUT ARE NOT LIMITED TO: GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS, AFFECT DEMAND FOR OFFICE AND INDUSTRIAL PROPERTIES, AVAILABILITY AND CREDITWORTHINESS OF PROSPECTIVE TENANTS, LEASE RENTS AND THE AVAILABILITY OF FINANCING; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES; RISKS OF REAL ESTATE ACQUISITION AND DEVELOPMENT; GOVERNMENTAL ACTIONS AND INITIATIVES; AND ENVIRONMENTAL REQUIREMENTS, AND THE OTHER FACTORS DESCRIBED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS."

                         ABOUT PRIME GROUP REALTY TRUST

GENERAL


    We are a fully-integrated real estate investment company organized under Maryland law, providing property management, leasing, marketing, acquisition, development, redevelopment, construction, finance and other related services. We have elected to be taxed as a real estate investment trust (a "REIT") for federal income tax purposes beginning with our taxable period ended December 31, 1997. We own 26 office properties, 48 industrial properties, one retail center and one parking facility. Our properties are located primarily in the Chicago metropolitan area. In addition, we own a mortgage on an office property located at 180 N. LaSalle Street, Chicago, Illinois.



    We also own approximately 236.5 acres of developable land and rights to acquire more than 301.8 additional acres of developable land which management believes could be developed with approximately 12.0 million square feet of additional office and industrial space.



    In terms of net rentable square feet, approximately 81.5% of our office properties and 88.1% of our industrial properties are located in the Chicago metropolitan area in prime business locations within established business communities. Our remaining office properties are located in the Cleveland, Ohio; Nashville, Tennessee; Knoxville, Tennessee; and Milwaukee, Wisconsin metropolitan areas. Our remaining industrial properties are located in the Columbus, Ohio metropolitan area. We believe that our properties are well-located, have excellent highway access, attract high-quality tenants, are well-maintained and are professionally managed. Our properties have a diverse and stable base of tenants and have historically provided steadily increasing rents. We believe this is due to the quality of our properties, the contractual rent escalations contained in a number of long-term leases and the strength of the markets in which the properties are located.

    Our primary business strategy is to achieve our investment and growth objectives by focusing on the acquisition, development and operation of office and industrial real estate located in the Chicago metropolitan area and, to a lesser extent, other midwestern markets. To implement this strategy, we intend to continue to:

    - own, acquire, develop, redevelop, lease, manage and operate Class A office buildings that have below market rents and, therefore, provide the opportunity to enhance returns as leases expire or are renewed;


    - develop Class A office buildings in prime locations with significant leasing potential;



    - acquire distressed, under-performing and under-managed Class B office buildings in desirable locations and improve the income potential of such assets by raising them to a higher operating standard through value-added renovation programs, professional property management and aggressive leasing, retenanting and marketing efforts;



    - acquire and develop properties that underutilize their sites or that have excess land for future development;


    - acquire properties or portfolios of properties from tax-sensitive owners where the properties can be acquired on a tax-deferred basis using common units of limited partner interest in our operating partnership, Prime Group Realty, L.P., as purchase consideration; and

    - own, acquire, develop, redevelop, lease, manage and operate bulk warehouse/distribution facilities and overhead crane/manufacturing facilities.

    Class A office buildings are centrally located, professionally managed and maintained, attract high-quality tenants and command upper-tier rental rates and are modern structures or have been modernized to compete with newer buildings. Class B office buildings have good location, construction and tenancy and are sometimes considered to be competitive with the lower spectrum of Class A buildings.

    We believe that we can draw upon our extensive experience and long-term presence in the Chicago metropolitan area to create a strategic advantage in competing for future development and acquisition opportunities.


    We are the managing general partner of, and currently hold 58.9% of the economic interests in, the operating partnership. We conduct substantially all of our business through the operating partnership, except for some office and industrial development, leasing, construction, property management services and land sales which are conducted through Prime Group Realty Services, Inc., a Maryland corporation (the "Services Company.")


    We were formed on July 21, 1997 as a Maryland real estate investment trust. On November 17, 1997, we sold 12,380,000 of our common shares at a price of $20.00 per share in an underwritten offering and became a public company. Our executive offices are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, and our telephone number is (312) 917-1300.


SERVICES COMPANY



    The Services Company was formed in March 1997 under the laws of the state of Maryland. The operating partnership owns 100.0% of the nonvoting preferred stock of the Services Company, representing 95.0% of its economic value and also has a $4.8 million promissory note issued from the Services Company in connection with its formation. We have also provided a $5.0 million line-of-credit to the Services Company. This ownership structure permits us to share in the Services Company's income and also maintain our status as a REIT for federal income tax purposes. We receive substantially all of the economic benefit of the businesses carried on by the Services Company because we have the right to receive dividends through the operating partnership's investment in the preferred stock and interest payments on the line-of-credit and the note held by the operating partnership. However, we do not elect the Services Company's officers or directors and, consequently, do not have the ability to control the operations of the Services Company or require the declaration of dividends.



    The Services Company provides certain corporate advisory, management, leasing, tenant improvement construction, painting, contracting and tenant representation services to buildings owned by others. The Services Company's leasing division provides leasing services to certain of our properties and other property owners for fees. The Services Company's construction division provides construction and construction management services for tenant improvements, renovations and other construction to the properties owned, acquired or managed by us. The Services Company also acquires, markets and sells land.

                                  RISK FACTORS

    In addition to the other information presented or incorporated by reference in this prospectus, you should carefully consider the following matters before purchasing any of our securities offered by this prospectus.

CONFLICTS OF INTEREST

    OUR PARTNERS IN THE OPERATING PARTNERSHIP, INCLUDING SEVERAL OF OUR OFFICERS AND TRUSTEES, HAVE THE ABILITY TO INFLUENCE THE OPERATING PARTNERSHIP. Mr. Michael W. Reschke, through various affiliates including The Prime Group, Inc. (collectively, "PGI"), owns a substantial indirect interest in our operating partnership, Prime Group Realty, L.P. Therefore, conflicts may exist between the obligations of Mr. Reschke as one of our trustees and officers and his interest in the operating partnership through his ownership interests in PGI.


    Mr. Jeffrey A. Patterson, one of our executive officers, owns a 0.4% interest in the operating partnership. Blackstone Real Estate Advisors, L.P. ("Blackstone"), as the 40.0% owner of a joint venture (the "Primestone Joint Venture") that owns a 30.9% interest in the operating partnership, designated Mr. Thomas J. Saylak to be elected as one of our trustees. The Primestone Joint Venture is between PGI, BRE/Primestone Investment L.L.C. and BRE/Primestone Management Investors L.L.C., which are affiliates of Blackstone. Therefore, conflicts may exist between the obligations of Mr. Patterson, as one of our officers, and Mr. Saylak, as one of our trustees, and their respective interests in the operating partnership.



    Several entities and persons which contributed properties to us in connection with our formation own, in total, an 8.0% interest in the operating partnership. Each of these property contributors are controlled by or affiliated with Mr. Edward S. Hadesman or Mr. Stephen J. Nardi. Mr. Hadesman is one of our officers and Mr. Nardi is one of our trustees. As limited partners of our operating partnership, PGI and the limited partners controlled by or affiliated with Mr. Hadesman and, as a general partner of our operating partnership, the general partner that is controlled by Mr. Nardi, may suffer different and more adverse tax consequences than we will upon the sale or refinancing of properties contributed by them in connection with our formation.



    Further, PGI has agreed to indemnify us for amounts we may be required to pay for tax liabilities which may be incurred by Mr. Nardi or his affiliates, or by Mr. Hadesman or his affiliates, upon the sale of properties they contributed to us in connection with our formation, provided we used our best efforts to minimize the tax consequences of any such disposition. Therefore, PGI, the limited partners controlled by or affiliated with Mr. Hadesman and the general partner controlled by Mr. Nardi may have objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties that differ from our objectives. While we, as the managing general partner of the operating partnership, have the ability to determine whether and on what terms to sell or refinance an individual property, those members of our management and our board of trustees who directly or indirectly hold common units in the operating partnership could have an ability to influence us not to sell or refinance certain properties, even though a sale might otherwise be financially advantageous to us, or may influence us to refinance a property with a high level of debt.



    MR. RESCHKE, OUR CHAIRMAN OF THE BOARD, CONTINUES TO ENGAGE IN ACTIVITIES OUTSIDE OF PRIME, INCLUDING REAL ESTATE ACTIVITIES. Under the terms of his employment agreement with us as our chairman of the board Mr. Reschke is permitted to devote a considerable portion of his time to the management of other interests. In addition to serving as our chairman of the board and the chairman of our executive committee, Mr. Reschke serves as chairman of the board of Prime Retail, Inc. (NYSE: PRT), chairman of the board of Brookdale Living Communities, Inc. (Nasdaq: BLCI), chairman of the board and CEO of The Prime Group, Inc., and a director of Horizon Group Properties, Inc. (Nasdaq: HGPI). As a result of these interests and the business time to be devoted to activities related to them, conflicts of interest may arise between Mr. Reschke's duties and responsibilities to us and these other interests. We could be adversely affected if these conflicts of interest were to impair the performance of his managerial duties and responsibilities to us.

    PARTNER APPROVAL RIGHTS LIMIT OUR ABILITY TO TAKE CERTAIN ACTIONS WITH RESPECT TO THE OPERATING PARTNERSHIP. Although we generally have the ability to exercise full and exclusive responsibility and discretion in the management and control of the operating partnership, provisions of the operating partnership's partnership agreement limit our ability to make decisions on behalf of the operating partnership. For example:

    - we cannot take any action to dissolve the operating partnership without the prior consent of the holders of more than 50.0% of the common units in the operating partnership; and

    - in connection with any extraordinary transactions, such as a merger or consolidation, that treats partners in the operating partnership differently than the holders of common shares, the consent of partners holding more than 50.0% of the common units is required.

REAL ESTATE FINANCING RISKS

    REQUIRED REPAYMENT OF DEBT OR OF RELATED INTEREST COULD ADVERSELY AFFECT
US. We are generally subject to the risks associated with debt financing. These risks include:

    - the risk that our cash flow will not satisfy required payments of principal and interest;

    - the risk that we cannot refinance existing indebtedness on our properties as necessary or that the terms of the refinancing will be less favorable to us than the terms of existing debt; and

    - the risk that necessary capital expenditures for purposes such as reletting space cannot be financed on favorable terms.

If a property is mortgaged to secure payment of indebtedness and we cannot pay the mortgage payments, we may have to surrender the property to the lender with a consequent loss of any prospective income and equity value from such property.


    OUR ABILITY TO INCREASE OUR DEBT COULD ADVERSELY AFFECT OUR CASH
FLOW. Generally, our organizational documents do not limit the level or amount of debt that we may incur. At March 31, 1999, we had outstanding debt of approximately $756.0 million. If we were to become more highly leveraged, our cash needs to fund debt service would increase accordingly. Such an increase could adversely affect our financial condition and results of operations. In addition, increased leverage could increase the risk of default on our debt obligations, which could reduce our cash available for distribution and our asset values.



    OUR ABILITY TO CONTINUE TO OBTAIN PERMANENT FINANCING CANNOT BE ASSURED. In the past, we have financed certain acquisitions and certain development activities in part with proceeds from our credit facility with BankBoston, N.A., CIBC, Inc. and Prudential Securities Credit Corporation, as amended. This financing has been, and may continue to be, replaced by permanent financing. However, we may not be able to obtain permanent financing for future acquisitions or development activities on acceptable terms. If market interest rates were to increase at a time when amounts were outstanding under the credit facility or under our floating rate tax-exempt bond debt or if other variable rate debt was outstanding, our debt interest costs would increase, causing potentially adverse effects on our financial condition and results of operations.


ANTI-TAKEOVER PROVISIONS COULD INHIBIT A CHANGE OF CONTROL

    EQUITY OWNERSHIP LIMIT COULD INHIBIT TAKEOVERS OR CHANGES OF CONTROL THAT MIGHT BE BENEFICIAL TO OUR COMMON SHAREHOLDERS. In order to protect our REIT status for federal income tax purposes against a prohibited concentration of ownership among our shareholders, our declaration of trust, as restated and supplemented, contains an ownership limit. We refer to this as the "Ownership Limit." The Ownership Limit generally provides that no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.9% of our outstanding Equity Shares. "Equity Shares" means our outstanding common shares, our Series A Cumulative Convertible Redeemable Preferred Shares and our 9% Series B Cumulative Redeemable Preferred Shares. The Ownership Limitations may preclude a third party's acquisition of control of us without the consent of our board of trustees. Consequently, our shareholders may be unable to realize a premium for their shares over the then-prevailing market price because a premium is customarily associated with such acquisitions. See "Description of Our Shares of Beneficial Interest--Restrictions on Ownership and Transfer."


    ISSUANCE OF ADDITIONAL PREFERRED SHARES COULD INHIBIT TAKEOVERS OR CHANGES OF CONTROL THAT MIGHT BE BENEFICIAL TO OUR COMMON SHAREHOLDERS. Our declaration of trust permits us to issue up to 30.0 million preferred shares, and to establish the preferences and rights of any such preferred shares issued, without shareholder approval. This capability allows our board of trustees to authorize the issuance of preferred shares with terms and conditions which could discourage a tender offer or other transaction in which holders of some or a majority of the common shares might receive a premium over the then-prevailing market price of such common shares. Of such 30.0 million preferred shares, 2.0 million have been issued as our convertible preferred shares and 4.0 million have been issued as our redeemable preferred shares. See "Description of Our Shares of Beneficial Interest--Redeemable Preferred Shares and--Convertible Preferred Shares."

    OUR STAGGERED BOARD COULD INHIBIT TAKEOVERS OR CHANGES OF CONTROL THAT MIGHT BE BENEFICIAL TO OUR COMMON SHAREHOLDERS. Our board of trustees is divided into three classes of trustees that are elected to serve staggered three-year terms. Generally, a trustee may be removed only for cause and upon the affirmative vote of two-thirds of our outstanding common shares. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control even though a tender offer or a change of control might benefit our shareholders.

    CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT COULD INHIBIT TAKEOVERS OR CHANGES OF CONTROL THAT MIGHT BE BENEFICIAL TO OUR COMMON SHAREHOLDERS. The operating partnership's partnership agreement generally prohibits us from engaging in a "business combination," such as any merger, consolidation or other combination with or into another person or in any reclassification, or any recapitalization or change of outstanding common shares or from selling all or substantially all of our assets, unless certain conditions are met. In particular, the holders of common units must receive, or have the opportunity to receive, the same consideration per common unit as holders of common shares receive per common share in the transaction. If holders of common units will not be treated in such manner, then we may not engage in such transaction unless partners holding more than 50.0% of the common units vote to approve the business combination.

    In addition, if we conducted a vote of our shareholders regarding a business combination, we could not complete the transaction unless it would have been approved had holders of common units been able to vote together with our shareholders on the transaction. In other words, if our shareholders did approve a business combination, we could not complete it unless all three of the following conditions are met:

    - we, as managing general partner of the operating partnership, conduct a vote of all holders of common units, including both limited partner and general partner common units;

    - we vote our common units in the same proportion as our shareholders voted their shares at the shareholder meeting; and

    - the result of the common unit vote is an affirmative vote of at least that percentage necessary for our shareholders to approve the business combination.

These provisions of the partnership agreement could inhibit a third party from making an acquisition proposal that it may otherwise make. The provisions may also prevent us from completing a business combination even though we had the requisite authority to do so under our declaration of trust.

    POSSIBLE LIMITATIONS ON CHANGE OF CONTROL PURSUANT TO MARYLAND BUSINESS COMBINATION STATUTE. Maryland law prohibits us from engaging in "business combinations" with designated persons, including beneficial owners of 10% or more of our outstanding voting shares ("Interested Shareholders"). These prohibitions last for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, a business combination with the Interested Shareholder may not be completed unless conditions specified in the statute for the protection of shareholders are satisfied. These provisions could discourage offers from third parties to acquire us and increase the difficulty of consummating any such offer. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board of trustees prior to the time that the Interested Shareholder becomes an Interested Shareholder.

    POSSIBLE LIMITATIONS ON CHANGE OF CONTROL PURSUANT TO MARYLAND CONTROL SHARE ACQUISITION STATUTE. Maryland's control share acquisition statute provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" generally have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock or beneficial interest which entitle their holder to several specified ranges of voting power in elections of directors or trustees. If voting rights are not approved at a meeting of shareholders, then a Maryland company generally may redeem any or all of the control shares for fair value. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights.

    Our bylaws, as amended and restated, contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. This provision may be amended or eliminated at any point in the future without shareholder approval. If the foregoing exemption in our bylaws is rescinded, the control share acquisition statute could discourage third party offers to acquire us and increase the difficulty of consummating any such offer.

ADVERSE CONSEQUENCES IF WE FAIL TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

    SIGNIFICANT TAX LIABILITIES COULD RESULT IF WE FAIL TO QUALIFY AS A
REIT. We intend to qualify as a REIT for federal income tax purposes. A REIT generally is not subject to federal income tax at the corporate level on income which it currently distributes to its shareholders so long as it distributes at least 95% of its taxable income (excluding any net capital gain) each year.

    Many of the REIT requirements are highly technical and complex. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances which are not entirely within our control. The fact that we hold our assets in partnership form through the operating partnership further complicates the application of the REIT requirements. Furthermore, Congress and the Internal Revenue Service might make changes to the tax laws and regulations, and the courts might issue new rulings, that might make it more difficult, or impossible, for us to remain qualified as a REIT.

    If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless entitled to relief under certain statutory provisions, we would be ineligible for qualification as a REIT for four years following the year in which we fail to qualify. Such disqualification would lower our net earnings available for investment or distribution to shareholders due to the additional tax liability. This likely would have a significant adverse affect on the value of our securities. See "Material Federal Income Tax Considerations--Taxation of Prime Group Realty Trust-- Failure to Qualify."

    OTHER TAX LIABILITIES COULD RESULT IF WE ENGAGE IN CERTAIN PROHIBITED TRANSACTIONS. Even if we qualify as and maintain our status as a REIT, we will be subject to certain federal, state and local taxes on our income and property. For example, if we have net income from a "prohibited transaction," such income will be subject to a 100.0% tax. See "Material Federal Income Tax Considerations--Taxation of Prime Group Realty Trust--Requirements for REIT Qualification--Penalty Tax on Prohibited Transactions."

    DISTRIBUTIONS TO OUR SHAREHOLDERS ARE AFFECTED BY MANY FACTORS. Our distributions to shareholders are based principally on cash available for distribution from our properties. Contractual increases in rent under the leases of the properties and the receipt of rental revenue in connection with future acquisitions are expected to increase our cash available for distribution to shareholders. However, if a lessee defaults under or terminates a lease, there could be a decrease or cessation of rental payments from the lessee. Such a decrease could in turn decrease cash available for distribution. In addition, the amount available to make distributions may decrease if properties acquired in the future yield lower than expected returns.

    The distribution requirements for REITs under federal income tax laws may limit our ability to finance future developments, acquisitions and/or expansions without additional debt or equity financing. If we incur additional indebtedness in the future, it will require additional funds to service such indebtedness. As a result, amounts available to make distributions may decrease. Our distributions are also dependent on a number of other factors, including our financial condition, any decision to reinvest Funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as we deem relevant. See "Material Federal Income Tax Considerations--Taxation of Prime Group Realty Trust-- Requirements for REIT Qualification--Annual Distribution Requirements."

    HISTORICAL LOSSES; POSSIBILITY OF FUTURE LOSSES. Through the properties which PGI contributed to us at our formation, we have had historical accounting losses for certain fiscal years, and there can be no assurance that we will not have similar losses in the future.

ACQUISITION AND DEVELOPMENT RISKS

    GENERAL. We intend to continue to acquire additional office and industrial properties and anticipate that future acquisitions will be financed, in part, through a combination of secured or unsecured financing. If we finance new developments through construction loans, there is a risk that, upon completion of construction, permanent financing for newly-developed properties may not be available or may be available only on disadvantageous terms. In addition, there is a risk that we could acquire office or industrial properties that fail to perform in accordance with expectations. Our estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may also prove inaccurate. Further, there are general investment risks associated with any real estate investment. See "--Our Performance and Asset Values are Subject to Real Estate Investment Risks--General."

    While we expect to continue to limit our business primarily to the Chicago metropolitan area, and to a lesser extent the rest of the midwestern United States, it is possible that we will expand our business to new geographic markets in the future. In such event, we will not initially possess the same level of familiarity with new markets as we have with our current markets. Our lack of familiarity in such cases could adversely affect our ability to develop, acquire, manage or lease properties in the new markets.

    CASH FLOWS FROM OUR ANTICIPATED DEVELOPMENT ACTIVITIES ARE UNCERTAIN. A portion of our anticipated cash available for distribution may be generated from development activities. These activities are partially dependent on the availability of development opportunities and are subject to the risks inherent in development and general economic conditions. We may not realize such anticipated cash flows from future development projects.

OUR PERFORMANCE AND ASSET VALUES ARE SUBJECT TO REAL ESTATE INVESTMENT RISKS

    GENERAL. Real property investments are subject to varying degrees of risk. If our properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, our ability to make distributions to shareholders could be adversely affected. Income from, and the value of, our properties may be adversely affected by:

    - the general economic climate;

    - local conditions such as oversupply of office or industrial space or a reduction in demand for office or industrial space in the area;

    - the attractiveness of our properties to potential tenants;

    - competition from other office or industrial properties; and

    - our ability to pay for adequate maintenance and insurance and increased operating costs, including insurance premiums, utilities and real estate taxes.

    In addition, revenues from properties and real estate values are affected by such factors as interest rate levels, the availability of financing, the cost of compliance with regulations and the potential for liability under applicable laws, including changes in tax laws.

    Further, our income would be adversely affected if a significant number of tenants were unable to pay rent or if office or industrial space could not be rented on favorable terms. Certain significant expenditures associated with an investment in real estate, such as mortgage payments, real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in rental income from tenants. It would be very difficult for us to convert a project to an attractive alternative use or to sell a project to recoup our investment if a project was not successful. Should such an event occur, our income and funds available for distribution would be adversely affected.

    BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID, WE MAY NOT BE ABLE TO SELL PROPERTIES WHEN APPROPRIATE. Real estate investments generally can not be sold quickly. Therefore, we have a limited ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code and related regulations prohibit a REIT such as us from holding property for sale, which may affect our ability to sell properties without adversely affecting distributions to our shareholders.

    COMPETITION COULD ADVERSELY AFFECT OUR BUSINESS. We currently plan to continue to expand, primarily through the acquisition and development of additional office and industrial buildings, in the Chicago metropolitan area and other midwestern markets. There are a number of office and industrial building developers and real estate companies that compete with us in seeking properties for acquisition, prospective tenants and land for development. All of our properties are in developed areas where there are generally other properties of the same type and quality. Competition from other office and industrial properties may adversely affect our ability to attract and retain tenants, rental rate and expenses of operation, particularly in light of the higher vacancy rates of many competing properties which may result in lower-priced space being available in such properties.

    GEOGRAPHIC CONCENTRATION OF OUR PROPERTIES IN THE CHICAGO METROPOLITAN AREA, CLEVELAND, NASHVILLE, KNOXVILLE, MILWAUKEE AND COLUMBUS; LOCAL ECONOMIC CONDITIONS. A number of factors, including the local economic climate, which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors, and local real estate conditions, such as oversupply of or reduced demand for office and industrial properties could adversely affect our revenues and the values of our properties. Further, 20 of our office properties and 42 of our industrial properties are located in the Chicago metropolitan area. These properties represent approximately 81.5% of the aggregate net rentable square feet of our office space and approximately 88.1% of the aggregate net rentable square feet of our industrial space.



    A material decline in the demand and/or the ability of tenants to pay rent for office and industrial space in the Chicago metropolitan area could cause a material decline in the demand for our office or industrial space and our cash available for distribution. Such a decline may have a material adverse effect greater than if we had a more geographically diverse portfolio of properties. Because we own properties in the Cleveland, Ohio; Nashville, Tennessee; Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio metropolitan areas, the local economic conditions of these areas will also affect our business.


    LEASE EXPIRATIONS AND RELETTING EXPENSES COULD ADVERSELY AFFECT OUR CASH FLOW. Some of our existing leases contain rental rates that are higher than recently negotiated leases. These leases, as well as our other existing and future leases, may not be renewed or, if renewed, may be renewed at lower rental rates. Decreases in the rental rates for our properties, the failure of tenants to renew their leases or our failure to relet any of our net rentable space could materially adversely affect our business and our ability to make distributions. If we are unable to promptly relet or renew the leases for all or a substantial portion of certain space currently leased or if the rental rates upon such renewal or reletting is significantly lower than expected rates, our cash flow and ability to make expected distributions to shareholders would be adversely affected.

    CAPITAL IMPROVEMENT REQUIREMENTS COULD ADVERSELY AFFECT OUR CASH FLOW. Our properties vary in age and require regular capital improvements. If the cost of improvements, whether required to attract and retain tenants or to comply with governmental requirements, substantially exceeds our management's expectations, our cash available for distribution may be reduced.

    UNINSURED LOSSES COULD ADVERSELY AFFECT OUR CASH FLOW. We believe that our properties are covered by adequate insurance provided by reputable companies, and that our policies contain commercially reasonable deductibles and specifications customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to floods, riots or acts of war, or may be insured subject to certain limitations, such as large deductibles or copayments. If an uninsured loss or a loss in excess of insured limits occurs, we could lose our investment in and the cash flow from a property and may continue to be obligated on any mortgage indebtedness or other obligations related to such property. Any such loss could adversely affect our business and our ability to make distributions.

    RISKS OF INVESTMENTS IN SECURITIES RELATED TO REAL ESTATE. We may pursue our investment objectives through the ownership of securities of entities engaged in the ownership of real estate. Ownership of such securities may not entitle us to control the ownership, operation and management of the underlying real estate. In addition, we may have no ability to control the distributions with respect to such securities, which may adversely affect our ability to make required distributions to shareholders. Furthermore, if we should desire to control an issuer of securities, we may be prevented from doing so by the limitations on the asset and gross income tests which must be satisfied in order for us to qualify as a REIT for federal income tax purposes. See "Material Federal Income Tax Considerations-- Taxation of Prime Group Realty Trust--REIT Taxation" and "--Requirements for Qualification."

    We also may invest in mortgages or other debt instruments secured by real estate, either solely as an investment or as a strategy to ultimately acquire the underlying real estate. In general, investments in mortgages include:

    - the risk that borrowers may be unable to make debt service payments or pay principal when due;

    - the risk that the value of the mortgaged property may be less than the principal amount of the mortgage note securing such property; and

    - the risk that interest rates payable on the mortgages may be lower than our cost of funds to acquire these mortgages.

In any of these events, our Funds from Operations and our ability to make required distributions to shareholders could be adversely affected. "Funds from Operations" means funds from operations computed in accordance with the resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") in its March 1995 White Paper, with the exception that we report base rents on a cash basis (i.e., based on contractual lease terms), rather than computed on a straight-line basis in accordance with GAAP. We believe that reporting base rents on a cash basis will result in a more accurate presentation of our actual operating activities. Thus, we calculate Funds from Operations as follows:

    - net income (loss), computed in accordance with GAAP except that base rents are reported on a cash basis as described above;

    - adjusted for the exclusion of any gains (or losses) from debt restructuring and sales of real property;

    - plus the amortization of any assumed lease liabilities;

    - plus real estate related depreciation and amortization, excluding amortization of deferred financing costs; and

    - adjusted for any unconsolidated partnerships, joint ventures and minority interests.

    CHANGES IN LAWS AND PROPERTY TAX RATES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Costs resulting from changes in real estate laws and property taxes generally may be passed through to our tenants and in those cases should not adversely affect us. Increases in taxes on income, services or transfers, however, generally are not passed through to tenants and may adversely affect our results of operations and our ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, may result in significant unanticipated expenditures, which could adversely affect our ability to make distributions to shareholders.

    CHANGES IN POLICY AND INVESTMENT ACTIVITY WITHOUT SHAREHOLDER APPROVAL

    WE CAN CHANGE CERTAIN POLICIES WITHOUT SHAREHOLDER APPROVAL. Our board of trustees determines our policies relating to the following matters:

    - investing and financing;

    - acquisitions;

    - developments;

    - expansions;

    - capitalization;

    - distributions; and

    - operations.

Although our board of trustees has no present intention to do so, it may amend or revise these and other policies without a vote of our shareholders. Change in these policies could adversely affect our financial condition or results of operations. We cannot, however, change our policy of seeking to maintain our qualification as a REIT for federal income tax purposes without the approval of the holders of at least a majority of the outstanding common shares.

    WE CAN ENGAGE IN INVESTMENT ACTIVITY WITHOUT SHAREHOLDER APPROVAL. In the future, we expect to acquire and develop additional real estate assets pursuant to our investment strategies and consistent with our investment policies. Our shareholders are not entitled to receive historical financial statements regarding, or to vote on, any such activities. Instead, shareholders will be required to rely entirely on the decisions of management.

    DEPENDENCE ON KEY PERSONNEL. We depend on the efforts of certain of our executive officers and trustees, particularly Mr. Reschke, our chairman of the board, and Mr. Curto, our president and chief executive officer, for strategic business direction and experience in the Chicago metropolitan area and other real estate markets. While we believe that we could find replacements for these key personnel, the loss of their services could have an adverse effect on our operations. We have employment agreements with each of Messrs. Reschke and Curto.

    DEPENDENCE ON SIGNIFICANT TENANTS

    GENERAL. Any of the following events with regard to any of our significant tenants would disproportionately and materially adversely affect our revenues and cash available for distribution to shareholders:

    - the bankruptcy or insolvency of the tenant;

    - a downturn in the business of the tenant;

    - the nonrenewal of a lease by the tenant; or

    - the renewal of a lease by the tenant on terms less favorable than those contained in the expiring lease.

    BANKRUPTCY AND FINANCIAL CONDITION OF TENANTS COULD ADVERSELY AFFECT OUR CASH FLOW. At any time, any of our tenants may seek the protection of the bankruptcy laws, which could result in the rejection and termination of the tenant's lease and cause a reduction in our cash available for distribution. It is possible that some tenants will file for bankruptcy protection in the future and, if so, that they will not affirm their leases and continue to make rental payments in a timely manner. In addition, tenants from time to time may experience downturns in their business which may weaken their financial condition and result in the failure to make rental payments when due, which may adversely affect our cash flow and our ability to make expected distributions to our shareholders.

MANAGED PROPERTY BUSINESSES AND NON-REIT SERVICES


    OUR LACK OF CONTROL OVER THE SERVICES COMPANY COULD ADVERSELY AFFECT OUR BUSINESS. We receive substantially all of the economic benefit of the business carried on by the Services Company because the operating partnership receives interest on a $4.8 million promissory note issued by the Services Company and has the right to receive dividends on the Services Company's preferred stock, all of which is owned by the operating partnership. In addition, the operating partnership has provided a $5.0 million line of credit to the Services Company. However, we are not able to elect directors or officers of the Services Company because Messrs. Reschke and Curto own all of the Services

Company's outstanding common stock. Therefore, we cannot directly influence the operations of the Services Company or require that the Services Company's board of directors declare and pay a cash dividend on the preferred stock held by the operating partnership. As a result, the board of directors and management of the Services Company may implement business policies or decisions that would not have been implemented by entities controlled by us. These policies or decisions could be adverse to our interests or lead to adverse financial results, which could adversely impact our net operating income and cash flow. See "About Prime Group Realty Trust--Services Company."

    TAX LIABILITIES AND ADVERSE CONSEQUENCES OF REIT STATUS ON THE BUSINESS OF THE SERVICES COMPANY. The Services Company is subject to federal and state income tax on its taxable income at regular corporate rates. Certain requirements for REIT qualification may in the future limit our ability to receive increased distributions from the Services Company without jeopardizing our qualification as a REIT. See "--Adverse Consequences if We Fail to Qualify as a REIT; Other Tax Liabilities."


    LIABILITIES FOR ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances at such property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. These laws often impose liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of these hazardous or toxic substances. The costs of investigation, removal or remediation of these substances may be substantial. The presence of these substances may adversely affect the owner's or operator's ability to rent or sell such property or to borrow using the property as collateral and may expose such owner or operator to liability resulting from any release of or exposure to such substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances at another location also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not the facility is owned or operated by such person.


    Certain environmental laws also impose liability for release of asbestos-containing materials into the air. Third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. Because of our ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances. As a result, we may be potentially liable for removal or remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

    It is possible that future laws, ordinances or regulations may impose material environmental liabilities upon us. In addition, the current environmental condition of our properties could be affected by tenants, by the condition of land or operations in the vicinity of our properties, such as the presence of underground storage tanks, or by third parties unrelated to us. Our ability to make expected distributions to shareholders could be adversely affected if our expenditures for compliance with the various laws and regulations, present and future, exceeds our estimates of such items.

    OTHER REGULATIONS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Our properties also are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that the properties are currently in material compliance with all such regulatory requirements. There can be no assurance, however, that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures which could have an adverse effect on our Funds from Operations and expected distributions.

                                USE OF PROCEEDS


    Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus, which we refer to collectively as the "securities", for general trust purposes, including, but not limited to, capital expenditures, acquisition or development of additional properties, repayment of indebtedness, repurchases of our common shares and meeting our working capital needs.


                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED SHARE DISTRIBUTIONS


    The following table details our consolidated historical ratios of earnings to combined fixed charges and preferred share distributions for the three months ended March 31, 1999 and 1998, the year ended December 31, 1998 and for the period from November 17, 1997 through December 31, 1997 and the properties contributed to us by PGI for the period from January 1, 1997 through November 16, 1997 and for the years ended December 31, 1996, 1995 and 1994. We refer to these contributed properties collectively as the "Predecessor."



                     US--HISTORICAL                                      PREDECESSOR--HISTORICAL
--------------------------------------------------------  ------------------------------------------------------
                                           PERIOD FROM      PERIOD FROM
     THREE MONTHS         YEAR ENDED      NOVEMBER 17,    JANUARY 1, 1997         YEAR ENDED DECEMBER 31,
   ENDED MARCH 31,       DECEMBER 31,     1997 THROUGH        THROUGH
----------------------  ---------------   DECEMBER 31,     NOVEMBER 16,    -------------------------------------
  1999        1998           1998             1997             1997           1996         1995         1994
---------     -----     ---------------  ---------------  ---------------     -----        -----        -----
1.26             1.59           1.48          1.50              --             --           --           --



    The ratios of earnings to combined fixed charges and preferred share distributions were computed by dividing earnings by combined fixed charges and preferred share distributions. For this purpose, earnings consist of income
(loss) before minority interest, plus combined fixed charges. Combined fixed charges consist of interest expense, amortization of debt issuance costs, and preferred share requirements. The Predecessor's historical earnings were insufficient to cover fixed charges by approximately $29.1 million, $31.4 million, $29.6 million and $22.1 million for the period from January 1, 1997 through November 16, 1997 and for the years ended December 31, 1996, 1995 and 1994, respectively.


                 GENERAL DESCRIPTION OF THE OFFERED SECURITIES

    We may use this prospectus to offer common shares, preferred shares, depositary shares, share purchase contracts, senior debt securities, subordinated debt securities, warrants to purchase common shares, warrants to purchase preferred shares, warrants to purchase depositary shares and warrants to purchase debt securities (collectively, the "securities"), or any combination of the foregoing, either individually or as units consisting of two or more such securities. The aggregate offering price of our securities will not exceed $500,000,000. If securities offered by this prospectus are offered as units, the terms of the units will be set forth in a related prospectus supplement.

                DESCRIPTION OF OUR SHARES OF BENEFICIAL INTEREST


    We were formed as a real estate investment trust under the laws of the State of Maryland. Rights of shareholders are governed by Title 8 of the Corporations and Associations Article, Annotated Code of Maryland (the "Maryland REIT Law") and certain provisions of the Maryland General Corporation Law (the "MGCL") and by our declaration of trust and our bylaws. The following summary of the terms of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to our declaration of trust, the two Articles Supplementary to our declaration of trust relating to our 9% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share and having a liquidation value of $25.00 per share, and our bylaws, forms of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.


AUTHORIZED SHARES


    Our declaration of trust provides that we may issue up to 100.0 million common shares, par value $0.01 per share, 65.0 million shares of Excess Shares, par value $0.01 per share ("Excess Shares"), and 30.0 million preferred shares, par value $0.01 per share. Our declaration of trust designated 2.0 million preferred shares as 7% Series A Cumulative Convertible Preferred Shares of Beneficial Interest. Articles Supplementary designated up to 4.6 million of the preferred shares as redeemable preferred shares. Subsequent Articles Supplementary reclassified 600,000 of those 4.6 million redeemable preferred shares as authorized but unissued preferred shares. Excess Shares are to be issued automatically upon any automatic conversion of common shares or preferred shares which are purported to be held, transferred or acquired by any person in violation of the ownership limitations contained in the declaration of trust. See "--Restrictions on Ownership and Transfer." On June 4, 1999, there were 15,135,727 common shares issued and outstanding, 2.0 million convertible preferred shares issued and outstanding and 4.0 million redeemable preferred shares issued and outstanding.


    Under the Maryland REIT law, a shareholder is not liable for our obligations solely as a result of his or her status as a shareholder. Our declaration of trust provides that no shareholder is liable for any of our debts or obligations by reason of being a shareholder.

REDEEMABLE PREFERRED SHARES

    RANK AND DIVIDENDS. Our redeemable preferred shares rank senior to our outstanding convertible preferred shares and common shares as to the payment of dividends and as to the distribution of our assets upon liquidation, dissolution or winding up. Subject to the preferential rights of the holders of any preferred shares that rank senior in the payment of dividends to the redeemable preferred shares, the holders of the redeemable preferred shares are entitled to receive, when, as and if declared by the board of trustees, out of available funds, cumulative preferential dividends payable in cash in an amount per redeemable preferred share equal to an annual rate of $2.25 per redeemable preferred share.

    Dividends on the redeemable preferred shares begin to accrue and are fully cumulative from the date of original issuance whether or not we have available funds. The dividends are payable quarterly, when, as and if declared by our board of trustees, in arrears on the last day of each January, April, July and October.

    No dividends (other than stock dividends) will be disclosed or made or set apart for payment on any of our shares of beneficial interest that rank junior as to dividend rights to the redeemable preferred shares (such as the convertible preferred shares and the common shares) and no repurchases or redemptions of such junior shares may be made if we have not paid or set apart for payment all of the cumulative dividends on the redeemable preferred shares and any other class or series of preferred shares that rank on a parity with the redeemable preferred shares.

    LIQUIDATION PREFERENCE. If we are liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the redeemable preferred shares will be entitled to receive a liquidation preference of $25.00 per redeemable preferred share, plus an amount equal to all dividends accrued and unpaid to the date of final distribution. This distribution is subject to the prior preferences and other rights of any shares ranking senior to the redeemable preferred shares upon our liquidation, distribution or winding up, and will be made before any distribution of assets is made to holders of convertible preferred shares, common shares or any other shares ranking junior to the redeemable preferred shares as to liquidation rights.

    REDEMPTION. On and after June 5, 2003, we have the option to redeem the redeemable preferred shares, in whole or in part, out of available funds for $25.00 per redeemable preferred share, plus all accumulated, accrued and unpaid dividends, if any, without interest, to the redemption date. The redemption price of the redeemable preferred shares, other than any portion consisting of accrued and unpaid dividends, will be paid solely from the proceeds from our issuance and sale of other of our capital shares. For purposes of the preceding sentence, "capital shares" means any equity securities, both common and preferred shares, interests, participations, or other ownership interests (however designated) and any rights, other than debt securities convertible into or exchangeable for equity securities, or options to purchase any of the foregoing.

    If full cumulative dividends on the redeemable preferred shares and any other class of our shares that are on a parity with the redeemable preferred shares as to dividends have not been declared and paid or set apart for payment:

    - we may not redeem the redeemable preferred shares in part; and

    - we may not purchase or acquire redeemable preferred shares, other than pursuant to a purchase or exchange offer made on the same terms to all holders of redeemable preferred shares.

    VOTING RIGHTS. Holders of our redeemable preferred shares do not have any voting rights, except in the following instances. First, whenever dividends on any of our redeemable preferred shares, or other shares on a parity with the redeemable preferred shares as to dividends, have been in arrears for six or more consecutive quarterly periods, then the holders of such shares may vote for the election of two additional trustees. This voting right will terminate when all dividends in arrears on the redeemable preferred shares and the other shares on a parity with the redeemable preferred shares (as discussed above) have been paid and the then current quarterly dividend is also declared and paid or set apart for payment. When this voting right is terminated, the term of office of the additional trustees will also terminate.

    Second, as long as any redeemable preferred shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the declaration of trust, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of our redeemable preferred shares is necessary for us to:

    - amend, alter or repeal of any provision of the declaration of trust in a manner that materially and adversely affects the voting powers, rights or preferences of the holders of the redeemable preferred shares, or

    - effect a share exchange that affects the redeemable preferred shares, a consolidation with or merger of us into another entity, or a consolidation with or merger of another entity into us, unless in each case each redeemable preferred share will remain outstanding without a material and adverse change to its terms and rights or will be converted into or exchanged for cumulative redeemable preferred shares of the surviving entity having terms identical to those of the redeemable preferred shares, except for changes that do not materially and adversely affect the holders of the redeemable preferred shares.

    HOWEVER, no vote of the holders of redeemable preferred shares will be required if, at or prior to the time either of the two circumstances discussed above occur, we make provision for the redemption of all outstanding redeemable preferred shares to the extent the redemption is authorized.

    In other words, the affirmative vote of the holders of at least 66 2/3% of the redeemable preferred shares will be required to permit us to issue any preferred shares having rights senior to the redeemable preferred shares as to dividend payments or as to liquidation rights but no vote is required to permit us to issue preferred shares having rights junior to, or on a parity with, the redeemable preferred shares as to dividend payments or as to liquidation rights.

    Each redeemable preferred share will have one vote per share. However, when any other series of preferred shares has the right to vote with the redeemable preferred shares as a single class on any matter, then the redeemable preferred shares and other series will have one vote per $25.00 of stated liquidation preference with respect to such matters.

    GENERAL. The redeemable preferred shares have no stated maturity. Except as otherwise described in "--Restrictions on Ownership and Transfer," the redeemable preferred shares are not convertible into or exchangeable for any other of our property or securities and will not be subject to any sinking fund or mandatory redemption provisions.

    The redeemable preferred shares have traded on the NYSE since June 23, 1998 under the symbol "PGE PrB."

CONVERTIBLE PREFERRED SHARES

    RANK AND DIVIDENDS. Our convertible preferred shares rank senior to our outstanding common shares as to payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up. Subject to the preferential rights of the holders of any preferred shares, including the redeemable preferred shares, that rank senior in the payment of dividends to the convertible preferred shares, the holders of the convertible preferred shares are entitled to receive, when, as and if declared by the board of trustees, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per convertible preferred share equal to the greater of:

    - $1.50 per year; and

    - the regular cash dividends on the common shares, or portion thereof, into which a convertible preferred share is convertible. These dividends will equal the number of common shares, or portion thereof, into which a convertible preferred share will be convertible (as described below under "--Conversion"), multiplied by the most current quarterly dividend on a common share on or before the convertible preferred share dividend payment date.

    Dividends on the convertible preferred shares accrue and are fully cumulative from the date of original issuance, whether or not we have funds available for the payment of the dividends. Dividends are payable quarterly, when, as and if declared by our board of trustees, in arrears on either:

    - the date on which we pay the dividends on the common shares; or

    - if we do not pay a common share dividend in any quarterly dividend period, the date our board of trustees sets.


    No dividends (other than stock dividends) will be declared or made or set apart for payment on any of our shares of capital stock that rank junior as to dividend rights to the convertible preferred shares (such as the common shares) and no repurchases or redemptions of such junior shares may be made if we have not paid or set apart for payment all of the cumulative dividends on the convertible preferred shares and any other class or series of preferred shares that rank on a parity with the convertible preferred shares.

    LIQUIDATION PREFERENCE. If we are liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the convertible preferred shares will be entitled to receive a liquidation preference of $20.00 per convertible preferred share, plus an amount equal to all dividends accrued and unpaid to the date of final distribution to such holders. This distribution is subject to the prior preferences and other rights of any shares ranking senior to our convertible preferred shares upon our liquidation, dissolution or winding up, such as our redeemable preferred shares, and will be made before any distribution of assets is made to holders of common shares or any other shares ranking junior to our convertible preferred shares as to liquidation rights.

    REDEMPTION. Except under limited circumstances as set forth in the declaration of trust, we may not redeem the convertible preferred shares prior to November 17, 2007. On and after November 17, 2007, we have the option to redeem the convertible preferred shares for cash, in whole or in part, out of available funds at a redemption price of $20.00 per convertible preferred share, plus all accumulated, accrued and unpaid dividends, if any, without interest to the redemption date.

    If full cumulative dividends on our convertible preferred shares, and any other shares on a parity with our convertible preferred shares as to dividends, have not been declared and paid or set apart for payment:

    - we may not redeem the convertible preferred shares in part; and

    - we may not purchase or acquire convertible preferred shares, other than pursuant to a purchase or exchange offer made on the same terms to all holders of convertible preferred shares.


    In April 1999, the sole holder of the convertible preferred shares was granted the right to redeem its shares at a price of $20.00 per share, upon 120 days prior written notice. This redemption may occur during the period beginning January 15, 2002 and ending January 15, 2004. This right of redemption was granted by us for the reason discussed below under "--Limitation of Issuance of Additional Preferred Shares and Indebtedness."


    CONVERSION. A holder of convertible preferred shares has the right to convert all or any portion of those shares into common shares at the conversion price of $20.00 per common share. The number of common shares issuable upon conversion and the conversion price are subject to adjustment as set forth in our declaration of trust.


    LIMITATION OF ISSUANCE OF ADDITIONAL PREFERRED SHARES AND INDEBTEDNESS. Our declaration of trust states that without the written consent of the holders of 66 2/3% of the issued and outstanding convertible preferred shares, none of us, the operating partnership or any of our or its subsidiaries may issue any additional preferred securities or incur any indebtedness if, immediately following the issuance and the application of the net proceeds of the issuance, the entity would be reasonably expected to not satisfy either both of (i) a total debt and liquidation value of non-convertible preferred shares to total market capitalization ratio of less than .65 to 1.0 (the "Market Cap Ratio"), or
(ii) a consolidated EBITDA to consolidated fixed charges ratio of at least 1.4 to 1.0 (each ratio as more fully set forth in our declaration of trust). The preceding limitation does not apply to the ability to incur trade payables or accrued expenses incurred in the ordinary course of business. Subject to the contractual modification discussed in the following paragraph, if the entity fails to satisfy one or both of those ratios for two consecutive quarters, the holders of convertible preferred shares will have the right to require that we repurchase any or all of each holder's convertible preferred shares at a $20.00 per share repurchase price payable in cash, subject to adjustment, plus accrued and unpaid dividends whether or not declared, if any to the repurchase date.

    In April 1999, we, our operating partnership and the sole holder of the convertible preferred shares entered into an agreement that contractually modified the terms of the convertible preferred shares. The agreement eliminated the Market Cap Ratio discussed above. In exchange, the sole holder of the convertible preferred shares was granted the redemption right discussed above. See "--Redemption."


    VOTING RIGHTS. Holders of our convertible preferred shares do not have any voting rights except in the following instances. First, whenever dividends on any of our convertible preferred shares or other shares on a parity with our convertible preferred shares as to dividends, have been in arrears for two or more consecutive quarterly periods, or if we do not pay dividends on our common shares of at least $0.3375 per share for two consecutive quarterly dividend periods, then the holders of our convertible preferred shares and the holders of the shares ranking on a parity with our convertible preferred shares may vote for the election of one additional trustee. This voting right will terminate when:

    - all dividends in arrears on our convertible preferred shares and the other shares on a parity with them, as discussed above, have been paid and the then current quarterly dividend is also declared and paid or set apart for payment; or

    - we have paid a common share dividend of at least $0.3375 per share for two consecutive quarters.

When this voting right is terminated, the term of office of the additional trustee will also terminate.

    Second, as long as any convertible preferred shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our declaration of trust, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of our convertible preferred shares is necessary for us to:

    - amend, alter or repeal any provision of our declaration of trust in a manner that materially and adversely affects the voting powers, rights or preferences of the holders of the convertible preferred shares; or

    - effect a share exchange that affects our convertible preferred shares, a consolidation with or merger of us into another entity, or a consolidation with or merger of another entity into us, unless in each case each convertible preferred share will remain outstanding without a material and adverse change to its terms and rights or will be converted into or exchanged for convertible preferred shares of the surviving entity having terms identical to those of the convertible preferred shares (except for changes that do not materially and adversely affect the holders of the convertible preferred shares).

    HOWEVER, no vote of the holders of convertible preferred shares will be required if, at or prior to the time the two circumstances discussed above occur, we make provision for the redemption of all outstanding convertible preferred shares to the extent such redemption is authorized.

    In other words, the affirmative vote of the holders of at least 66 2/3% of the convertible preferred shares will be required to permit us to issue any outstanding preferred shares having rights senior to the convertible preferred shares as to dividend payments outstanding or as to liquidation rights.

    Each convertible preferred share will have one vote per share. However, when any other series of preferred shares will have the right to vote with the convertible preferred shares as a single class on any matter, then the convertible preferred shares and such other series will have one vote per $20.00 of stated liquidation preference with respect to such matters.

    REGISTRATION RIGHTS. We have granted the sole holder of the convertible preferred shares registration rights with respect to any common shares acquired by it upon conversion of their convertible preferred shares into common shares. Pursuant to these rights, we have prepared and filed a registration statement with the Securities and Exchange Commission. We cannot predict how the sale of any common shares by such holders pursuant to the registration statement, or the perception that such sales could occur, will affect the market price of any common shares offered pursuant to this prospectus and an applicable prospectus supplement.

    GENERAL. The convertible preferred shares are not entitled to the benefit of any sinking fund. The convertible preferred shares are not listed or qualified for trading on any exchange or on the Nasdaq National Market.

    The preceding summaries of the terms of the redeemable preferred shares and convertible preferred shares are qualified in their entirety by reference to our declaration of trust and Articles Supplementary.

ISSUANCE OF ADDITIONAL PREFERRED SHARES


    Our board of trustees has the authority to issue up to an additional 24.0 million preferred shares from time to time, in one or more series, without any further action by our shareholders, subject to the rights of the holders of our redeemable preferred shares and our convertible preferred shares. The following description of our preferred shares of beneficial interest, $0.01 par value per share, sets forth general terms and provisions of the preferred shares to which any prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to our declaration of trust, bylaws and any applicable amendment to the declaration of trust designating terms of a series of preferred shares (a "Designating Amendment"). The preferred shares, when issued, will be fully paid and non-assessable. Because our board of trustees has the power to establish the preferences, powers and rights of each series of preferred shares, it may afford the holders of any series of preferred shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of common shares. The issuance of additional series of preferred shares could have the effect of delaying or preventing a change of control that might involve a premium price for shareholders or otherwise be in their best interest.


    The rights, preferences, privileges and restrictions of the preferred shares of each series will be fixed by the Designating Amendment relating to the series. A prospectus supplement, relating to each series, will specify the terms of the preferred shares, as follows:

    - the title and stated value of the preferred shares;

    - the number of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

    - the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred shares;

    - the date from which dividends on the preferred shares will accumulate, if applicable;

    - the procedures for any auction and remarketing, if any, for the preferred shares;

    - the provision for a sinking fund, if any, for the preferred shares;

    - the provision for redemption, if applicable, of the preferred shares;

    - any listing of the preferred shares on any securities exchange;

    - the terms and conditions, if applicable, upon which the preferred shares will be convertible into our common shares, including the conversion price (or manner of calculation) and conversion period;

    - whether interests in the preferred shares will be represented by Depositary Shares;

    - any other specific terms, preferences, rights, limitations or restrictions of the preferred shares;

    - a discussion of certain material federal income tax considerations applicable to the preferred shares;

    - the relative ranking and preferences of the preferred shares as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

    - any limitation on issuance of any series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs; and

    - any limitations on direct or beneficial ownership and restrictions on transfer of the preferred shares, in each case as may be appropriate to preserve our status as a REIT.

COMMON SHARES


    DIVIDENDS AND LIQUIDATION RIGHTS. Subject to the preferential rights of the convertible preferred shares, redeemable preferred shares and any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the Excess Shares and convertible preferred shares and redeemable preferred shares, holders of common shares will be entitled to receive distributions on such shares if authorized and declared by our board of trustees and to share ratably in our assets legally available for distribution to the shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all our known debts and liabilities. We currently pay quarterly distributions on the common shares, which quarterly distributions commenced with the partial quarter ending December 31, 1997 and currently intend to continue to pay quarterly distributions.


    Subject to the provisions of our declaration of trust regarding Excess Shares, common shares will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal (except as provided by Maryland law) or exchange rights.


    VOTING RIGHTS. Subject to the provisions of our declaration of trust regarding Excess Shares, our convertible preferred shares and our redeemable preferred shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of the common shareholders. These matters include the election of trustees and, except as otherwise required by law or except as provided with respect to any preferred shares, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of trustees. This means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.


    Pursuant to Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless the trust's declaration of trust sets forth a lower percentage, but always more than 50%. Our declaration of trust contains such a provision providing for a lower percentage, a majority of outstanding shares, with respect to transactions pursuant to which our assets will be combined with those of one or more other entities. Such a transaction could include a merger, sale or other transfer of assets, consolidation or share exchange.

    GENERAL. Holders of the common shares have no conversion, sinking fund, redemption rights, exchange rights or preemptive rights to subscribe for any of our securities.

    The transfer agent and registrar for the common shares is LaSalle National Bank.

    The common shares have traded on the NYSE since November 12, 1997 under the trading symbol "PGE."

    COMMON SHARE REPURCHASE PROGRAM. On September 14, 1998, we established a program to repurchase up to 1.55 million of our common shares in open market and privately negotiated transactions. As of June 4, 1999, we had repurchased 474,200 common shares for an aggregate purchase price of approximately $7.3 million. We are currently not repurchasing common shares.


RESTRICTIONS ON OWNERSHIP AND TRANSFER

    Our declaration of trust contains restrictions on the number of our shares of beneficial interest that shareholders may own. For us to qualify as a REIT under the Internal Revenue Code no more than 50.0% in value of our outstanding shares of beneficial interest may be owned, actually or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals during the last half of a taxable year, other than the first year for which the election to be taxed as a REIT has been made, or during a proportionate part of a shorter taxable year (the "five or fewer requirement"). Pension plans and mutual funds are among the entities that are not treated as holders of stock or beneficial interests under the five or fewer requirement and instead the beneficial owners of the entities are counted as holders for this purpose. Our shares of beneficial interest must also be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

    In general, the Ownership Limit set forth in our declaration of trust provides that no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.9%, of our outstanding shares of beneficial interest, including the common shares, convertible preferred shares and redeemable preferred shares (the "Equity Shares"). The 9.9% limitation applies to the number or value of our Equity Shares, whichever is more restrictive. The constructive ownership rules of the Internal Revenue Code are complex, and may cause Equity Shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity.


    Our board of trustees may, but in no event will be required to, waive the Ownership Limit or any other limit provided in our declaration of trust with respect to a particular shareholder if our board of trustees determines that the shareholder's ownership will not jeopardize our status as a REIT and our board of trustees otherwise decides such action would be in our best interest. As a condition of such waiver, our board of trustees must obtain a ruling from the IRS or an opinion of counsel satisfactory to it with respect to preserving our REIT status. In accordance with these provisions, we have waived the Ownership Limit with respect to the Equity Shares to permit Security Capital Preferred Growth Incorporated to own, at any one time, up to 16%, in value or number, of the total outstanding Equity Shares. Additionally, we have waived the Ownership Limit to permit Long Leaf Partners Realty Fund to purchase 3.0 million common shares.


    Our declaration of trust further prohibits any person from actually or constructively owning our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT. In addition, no person may transfer any of our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

    Any person who acquires or attempts or intends to acquire actual or constructive ownership of our shares of beneficial interest that will or may violate any of the restrictions on transferability of ownership discussed above is required to give notice immediately to us. They must also provide us with any other information as we may request in order to determine the effect of such transfer on our status as a REIT.

    If any purported transfer of our Equity Shares or any other event would otherwise result in any person violating the Ownership Limit or such other limit as provided in the declaration of trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the Ownership Limit or such other limit as provided in the declaration of trust. The Prohibited Transferee will acquire no right or interest in such excess shares. Any excess shares described above will be converted automatically into an equal number of Excess Shares (the "Shares-in-Trust") and transferred automatically, by operation of law, to a trust (the "Share Trust"), the beneficiary of which will be selected by us (the "Beneficiary"). Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer.

    At any time after the expiration of a 90-day period which commences upon the receipt of notice from us of the transfer of Shares-in-Trust to the Share Trust and during which we will have the right to purchase such Shares-in-Trust, the trustee of the Share Trust will have the right to sell such Shares-in-Trust to a person or entity who could own such shares without violating the Ownership Limit or such other limit as provided in the declaration of trust. The trustee of the Share Trust, who will be designated by us and be unaffiliated with us or any Prohibited Transferee, will then distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Shares-in-Trust or the sales proceeds received by the Share Trust for such Shares-in-Trust. In the case of any Shares-in-Trust issued as a result of any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell such Shares-in-Trust to a qualified person or entity and distribute to the Prohibited Transferee an amount equal to the lesser of the market price of such Shares-in-Trust as of the date of such event or the sales proceeds received by the trust for such Shares-in-Trust. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee will be distributed to the Beneficiary.

    Prior to a sale of any such Shares-in-Trust by the Share Trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by us with respect to such Shares-in-Trust. It will be entitled to exercise all voting rights with respect to such Shares-in-Trust. Subject to Maryland law, effective as of the date that such Shares-in-Trust have been transferred to the Share Trust:

    - any vote cast by a Prohibited Transferee prior to the discovery by us that such Shares-in-Trust have been transferred to the Share Trust will be void and of no force or effect; and

    - the trustee will have the authority to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary.

    Any dividend or other distribution inadvertently paid to the Prohibited Transferee will be required to be repaid to the trustee for distribution to the Beneficiary.

    In addition, Shares-in-Trust held in the Share Trust will be deemed to have been offered for sale to us at a price per share equal to the lesser of:

    - the price per share in the transaction that resulted in such transfer to the Share Trust, or in the case of a gift, the market price at the time of the gift; and

    - the market price on the date we accept such offer.

    We will have the right to accept such offer for a period of 90 days.

    If any attempted transfer of Equity Shares would cause our shares of beneficial interest to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended purchaser or recipient will acquire no rights to Equity Shares.

    The restrictions on transferability and ownership discussed above will not apply if our board of trustees determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of our shareholders. Except as otherwise described above, any change in the Ownership Limit would require an amendment to our declaration of trust. Generally, amendments to the declaration of trust require the affirmative vote of holders owning at least two-thirds of our shares of beneficial interest outstanding and entitled to vote thereon.

    All certificates representing our Equity Shares currently bear a legend referring to the restrictions described above.

    If the transfer restrictions discussed above are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at our option, to have acted as agent on our behalf in acquiring such Excess Shares and to hold such Excess Shares on our behalf.

    Under our declaration of trust, every owner of more than 5%, or a lower percentage as required by the Internal Revenue Code or Treasury Regulations, of our outstanding Equity Shares must file, within 30 days after January 1 of each year, a written notice with us containing information regarding their ownership of such shares. Under current Treasury Regulations, the percentage will be set between one-half of 1% and 5%, depending upon the number of record holders of our shares. Further, each shareholder must upon demand disclose to us in writing any information we may request in order to determine the effect, if any, of such shareholder's actual and constructive ownership of Equity Shares on our status as a REIT.

    The ownership limitations discussed above may have the effect of precluding acquisition of our control without the consent of our board of trustees and, consequently, shareholders may be unable to realize a premium for their shares over the then-prevailing market price which is customarily associated with such acquisitions and to ensure compliance with the Ownership Limit, or such other limit as provided in our declaration of trust.

    These restrictions will not preclude settlement for transactions through the NYSE.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the Debt Securities sets forth general terms and provisions of the Debt Securities to which any prospectus supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which those general provisions may apply will be described in a prospectus supplement relating to those Offered Debt Securities.


    Unless otherwise specified in the applicable prospectus supplement, the Debt Securities will constitute our senior, senior subordinated or subordinated, including, if applicable, junior subordinated, debt. They will be issued under a Senior Debt Indenture (the "Senior Debt Indenture") or a Subordinated Debt Indenture (the "Subordinated Debt Indenture"). Bankers Trust Company, or its successor (the "Trustee"), will serve as the trustee under the Senior Debt Indenture and under the Subordinated Debt Indenture. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes referred to below individually as an "Indenture" and collectively as the "Indentures." If and to the extent set forth in the applicable prospectus supplement, the Debt Securities may be convertible into our preferred shares or common shares or issued as part of Units of Debt Securities and other securities. If Debt Securities are to be issued as part of Units of Debt Securities and other securities or are to be issued in exchange for preferred shares or warrants to purchase Debt Securities, the prospectus supplement will describe any applicable material federal income tax consequences.



    The following summaries of some provisions of the Indentures and the Debt Securities do not purport to be complete. These summaries include cross-references to some of the Indenture provisions, to assist you in reviewing the Indentures. The cross references are indicated by parentheses and refer to numbered sections of the applicable Indenture. Capitalized terms not defined below have the meanings given to them in the Indentures. Except to the extent set forth in the prospectus supplement with respect to a particular issue of Debt Securities, the Indentures are substantially identical, except for certain covenants and the provisions relating to subordination, including the fact that Senior Debt Securities will rank senior to the Subordinated Debt Securities.


GENERAL

    The Indentures will not limit the amount of additional debt we or any of our subsidiaries may incur, except as may be provided in the applicable prospectus supplement. The Debt Securities will be our senior or subordinated obligations, as set forth in the applicable prospectus supplement.

    The applicable prospectus supplement will contain the following terms of, and information relating to, any Debt Securities, to the extent such terms are applicable to such Debt Securities and have not been otherwise disclosed:

    - the specific title, aggregate principal amount, denomination and form;

    - the date of maturity;

    - the interest rate or rates, or the method by which such rate will be determined, if any;

    - the date from which interest will accrue, the dates on which any such interest will be payable and the record date for any interest payable on the interest payment date;

    - if other than the corporate trust office of the trustee for such Debt Securities, the place or places where the principal of, premium, if any, and interest, if any, on the Debt Securities will be payable;

    - the portion of the principal amount of Debt Securities of the series payable upon certain declarations of acceleration or the method by which such portion shall be determined;

    - the currency, currencies or currency unit in which payments will be made, if other than U.S. dollars;

    - whether the Debt Securities are senior or subordinated Debt Securities;

    - any redemption, repayment or sinking fund provisions, including the period or periods within which, the currency, currencies or currency units in which and the other terms and conditions upon which Debt Securities may be redeemed;

    - whether the Debt Securities are convertible or exchangeable into common shares or preferred shares and the terms of the security into which they are convertible or exchangeable (see "Description of Our Shares of Beneficial Interest-Redeemable Preferred Shares", "--Convertible Preferred Shares" and "--Common Shares"), the conversion or exchange price, other terms related to conversion or exchange, whether such conversion or exchange is mandatory or at the option of the holder or us, and any anti-dilution protections;

    - whether the Debt Securities will be sold as part of Units consisting of Debt Securities and other securities;

    - whether the Debt Securities are to be issued upon the exchange of debt warrants, and if so, the time, manner and place for such Debt Securities to be authenticated or declared;

    - if the amount of payments of principal of or any premium or interest on any Debt Securities of the series may be determined with reference to an index, formula or other method, the index, formula or other method by which such amounts shall be determined;

    - whether and by what method the Debt Securities of the series, or certain covenants under the related Indenture, may be defeased and discharged by us;

    - whether the Debt Securities of the series shall be issued in whole or in part as book-entry securities;

    - whether any material provisions of the applicable Indenture described in this prospectus do not apply to the Debt Securities;

    - any applicable material federal income tax consequences; and

    - any other material specific terms of the Debt Securities not inconsistent with the provisions of the Indentures, including any material additional events of default or covenants provided for with respect to the Debt Securities and any material terms that may be required by or advisable under applicable laws or regulations.

Debt Securities may bear interest at a fixed rate or a floating rate. Debt
Securities:

    - bearing no interest; or

    - bearing interest at a rate that at the time of issuance is below the prevailing market rate; or

    - as part of Units consisting of Debt Securities and other securities may be sold or deemed to be sold at a discount below their stated principal amount ("Original Issue Discount Securities"). With respect to any Debt Securities as to which we have the right to defer interest, the holders of such Debt Securities may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Any material federal income tax considerations applicable to any of these discounted Debt Securities or to some Debt Securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    Any Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent and in the manner to be set forth in the Indenture, to all of our "Senior Debt." "Senior Debt" means, without duplication, the principal, premium (if any) and unpaid interest on all our present and future:

    - indebtedness for borrowed money;

    - obligations evidenced by bonds, debentures, notes or similar instruments;


    - indebtedness incurred, assumed or guaranteed by us in connection with the acquisition by us or a subsidiary of any business, properties or assets, except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles;


    - obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

    - reimbursement obligations in respect of letters of credit relating to our indebtedness or other obligations that qualify as indebtedness or obligations of the kind referred to in the clauses above; and

    - obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in the clauses above;

in each case unless in the instrument creating or evidencing the indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to Senior Debt Securities.

CERTAIN COVENANTS


    PAYMENT OF TAXES AND OTHER CLAIMS. The Indentures generally require us to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our income, profits or property or that of any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon any of our properties or the properties of any subsidiary. We are not required to comply with this covenant if the tax, assessment, charge or claim is one whose amount, applicability or validity is being contested in good faith or which is not material to our and our subsidiaries' business operations, financial conditions or results of operations taken as a whole. (Senior Debt Indenture and Subordinated Debt Indenture Section 1004).



    MAINTENANCE OF PROPERTIES. The Indentures generally require us to cause all of our material properties used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times. We and our subsidiaries are not prevented from selling or otherwise disposing of our or their properties for value in the ordinary course of business. (Senior Debt Indenture and Subordinated Debt Indenture Section
1005).



    EXISTENCE. The Indentures generally require us to do or cause to be done all things necessary to preserve and keep in full force and effect our real estate investment trust existence, rights and franchises unless we deem the right or franchise no longer desirable in our business. (Senior Debt Indenture and Subordinated Debt Indenture Section 1006).


    INSURANCE. The Indentures require us to cause each of our and our subsidiaries' insurable properties to be insured in a commercially reasonable amount against loss or damage with insurers of recognized responsibility and, if described in the applicable prospectus supplement, in specified amounts and with insurers having a specified rating from a recognized insurance rating service. (Senior Debt Indenture Section 1011; Subordinated Debt Indenture Section 1009).



    ADDITIONAL COVENANTS. We refer you to the applicable prospectus supplement for information with respect to any additional covenants specific to a particular series of Debt Securities.


REDEMPTION

    If and to the extent set forth in the applicable prospectus supplement, we will have the right to redeem the Debt Securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement.

EVENTS OF DEFAULT

    An Event of Default with respect to the Debt Securities of any series is defined in the Indentures as:


    - our failure to pay principal of or premium, if any, on any Debt Security of that series at maturity;



    - our failure for 30 days to pay interest on any Debt Security of that series;



    - our failure for 30 days to make the deposit of any sinking fund payment when due in respect of the terms of that series;



    - our failure in the performance, or breach of any other of the covenants or warranties in the Indentures continued for 60 days after due notice by the Trustee or by holders of at least 25% in principal amount of the Outstanding Debt Securities of that series;



    - certain events of bankruptcy, insolvency or reorganization; or



    - any other Event of Default provided with respect to Debt Securities of that series. (Senior Debt Indenture and Subordinated Debt Indenture
      Section 501)



    The Indentures provide that, if any Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities as defined in the Indentures, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of all Debt Securities of that series to be due and payable immediately. Upon some conditions as more fully set forth in the Indentures, the declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the Outstanding Debt Securities of that series on behalf of the holders of all Debt Securities of that series. However, unless previously cured, defaults in payment of principal of or premium, if any, or interest, if any, on the Debt Securities of that series and some other defaults set forth in the Indentures may not be waived. (Senior Debt Indenture and Subordinated Debt Indenture Sections 502 and 513).


    Reference is made to the prospectus supplement relating to each series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and its continuation.


    The Indentures provide that a Responsible Officer of the Trustee will, within 90 days after the occurrence of a default with respect to Debt Securities of any series at the time Outstanding, give to the Holders of the Outstanding Debt Securities of that series notice of such default of which the Responsible Officer has actual knowledge if uncured or not waived. However, except regarding default in the payment of principal of or premium, if any, or interest on any Debt Security of that series, or in the deposit of any sinking fund payment which is provided for, this notice will not be given until 30 days after the occurrence of a default with respect to Outstanding Debt Securities of such series. The term default with respect to any series of Outstanding Debt Securities for the purpose of this provision only means the happening of any of the Events of Default specified in the Indenture and relating to such series of Outstanding Debt Securities, excluding any grace periods and irrespective of any notice requirements. (Senior Debt Indenture and Subordinated Debt Indenture Section
602).



    The Indentures contain a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of any series of Outstanding Debt Securities before proceeding to exercise any right or power under the Indenture at the request of the holders of such series of Debt Securities. (Senior Debt Indenture and Subordinated Debt Indenture Section 603). The Indentures provide that the holders of a majority in principal amount of Outstanding Debt Securities of any series, after notice and request made to the Trustee, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, with respect to the Debt Securities of such series, provided that the Trustee may decline to act if such direction is contrary to law or the Indentures or would expose it to personal liability. (Senior Debt Indenture and Subordinated Debt Indenture Section 512).


DEFEASANCE OF DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES


    DEFEASANCE AND DISCHARGE. Unless otherwise provided in the applicable prospectus supplement, the terms of any series of Debt Securities will provide that we will be discharged from any and all obligations in respect of the Debt Securities of such series upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments applicable to, the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. This discharge may only occur if, among other things, we have delivered to the Trustee an opinion of counsel indicating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities of such series. This discharge of obligations is not applicable to certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold moneys for payment in trust. (Article Thirteen of the Senior Debt Indenture; Article Fifteen of the Subordinated Debt Indenture).



    DEFEASANCE OF CERTAIN COVENANTS. Unless otherwise provided in the applicable prospectus supplement, the terms of any series of Debt Securities will provide us with the option to omit to comply with some restrictive covenants, including those described in Sections 801, 1007 and 1008 of the Senior Debt Indenture and Article 13 of the Subordinated Debt Indenture. In order to exercise this option, we will be required to deposit with the Trustee money and/or U.S. Government Obligations, which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and mandatory sinking fund payments applicable to the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indentures and such Debt Securities. We will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes. In the event we exercise this option and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations, as the case may be, on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, we will remain liable for those payments.

    The applicable prospectus supplement will state if any defeasance provision will apply to Debt Securities offered in connection with it.

MODIFICATION OF THE INDENTURE AND WAIVER OF COVENANTS


    The Indentures contain provisions permitting us and the applicable Trustee, with the consent of the holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby, to execute supplemental indentures with respect to:


    - adding any provisions to or changing or eliminating any of the provisions of the Indentures; or


    - modifying the rights of the holders of Outstanding Debt Securities of such series.



    However, no such supplemental indenture may, without the consent of the holder of each Outstanding Debt Security affected thereby:


    - change the Stated Maturity, or reduce the principal amount, the premium, if any, or the rate of payment of interest, of any Debt Security of any series;


    - reduce the percentage of Outstanding Debt Securities of any series, as discussed above, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of or certain defaults under, the applicable Indenture; or



    - effect certain other changes. (Senior Debt Indenture and Subordinated Debt Indenture Section 902).



The Indentures also permit us to omit compliance with some covenants in the Indentures with respect to Debt Securities of any series upon waiver by the holders of a majority in principal amount of Outstanding Debt Securities of such series.



    The Indentures contain provisions which permit us and the Trustee, without the consent of any holders of Outstanding Debt Securities, to execute supplemental indentures with respect to (among other things):


    - fixing any ambiguity, defect or inconsistency in such Indenture; or


    - changing any provision that does not materially adversely affect the interests of any holders of such series of Debt Securities. (Senior Debt Indenture and Subordinated Debt Indenture Section 901).


CONSOLIDATION, MERGER AND SALE OF ASSETS


    The Indentures contain a provision permitting us, without the consent of the holders of any of the Outstanding Debt Securities under the Indenture, to consolidate with or merge into any other entity or transfer or lease our assets substantially as an entirety to any entity or person provided that:



    - the successor is an entity organized under the laws of any domestic jurisdiction;


    - the successor assumes our obligations on the Debt Securities and under the Indentures;

    - after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, will have happened and be continuing; and


    - certain other conditions are met. (Senior Debt Indenture and Subordinated Debt Indenture Sections 801 and 802)



CONCERNING THE TRUSTEE



    Bankers Trust Company is the Trustee under both the Senior Debt Indenture and the Subordinated Debt Indenture.


GOVERNING LAW


    Unless otherwise specified in the applicable prospectus supplement, the Indentures for the Debt Securities will be governed by New York law, except to the extent that the Trust Indenture Act shall be applicable.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The following summary of each of the Deposit Agreement, the Depositary Shares and the Depositary Receipts, each as defined below, does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts with respect to the Depositary Shares relating to any particular series of preferred shares, the forms of which are filed as, or will be incorporated by reference as, exhibits to the registration statement of which this prospectus is a part in connection with the issuance of such Depositary Shares.

    The following summary of the Deposit Agreement, the Depositary Shares and the Depositary Receipts relates to terms and conditions applicable to such securities generally. The particular terms of any series of Depositary Shares will be described in the applicable prospectus supplement. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below.

    We may, at our option, elect to offer fractional interests in preferred shares, rather than preferred shares. If we elect to do so, we will provide for the issuance by a Depositary (as described below) to the public of receipts for Depositary Shares. Each of these Depositary Shares will represent a fractional interest of a preferred share, the specific interest to be set forth in the applicable prospectus supplement.

    The preferred shares underlying any Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") between us and a bank or trust company selected by us with respect to such preferred shares. This bank or trust company will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000 (with respect to such preferred shares, the "Depositary"). The applicable prospectus supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a preferred share underlying such Depositary Share, to all the rights, preferences or privileges of such preferred shares (including dividend, voting, redemption, conversion, exchange and liquidation rights).

    Depositary Shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement (the "Depositary Receipts").

DIVIDENDS

    The Depositary will distribute all cash dividends or other cash distributions received by the Depositary in respect of the preferred shares to the record holders of Depositary Shares relating to such preferred shares in proportion to the respective numbers of such Depositary Shares held by such holders on the relevant record date. However, if we or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution an amount on account of taxes, the amount made available for distribution will be reduced accordingly. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent. Any balance not so distributed will be added to and treated as part of the following distribution to record holders of such Depositary Shares.

    In the event of a distribution other than in cash, the Depositary will distribute securities or property received by it to the record holders of Depositary Shares entitled thereto in proportion to the respective numbers of such Depositary Shares held by such holders on the relevant record date, unless the Depositary determines that it is not feasible to make such distribution. In that case, the Depositary may, with our approval, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the public or private sale of such securities or property. The net proceeds from any such sale will then be distributed to the holders as provided in the case of a cash distribution.

    Each Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred shares of the applicable series will be made available to holders of Depositary Shares.

WITHDRAWAL OF SHARES

    Upon surrender of Depositary Receipts at the Depositary's office, unless the related Depositary Shares have previously been called for redemption, the holder of the Depositary Shares evidenced by the Depositary Receipts will be entitled to delivery at such office, to or upon such holder's order, of the number of whole shares of the related series of preferred shares and all money and other property, if any, underlying such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of preferred shares on the basis set forth in the applicable prospectus supplement. However, holders of such whole preferred shares will not thereafter be entitled to deposit such preferred shares or to receive receipts evidencing Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of preferred shares to be withdrawn, the Depositary will deliver to such holder or upon such holder's order at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    The terms, if any, on which the Depositary Shares relating to the preferred shares of any series may be redeemed will be set forth in the applicable prospectus supplement.

VOTING OF UNDERLYING PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the preferred shares of any series are entitled to vote, the applicable Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of preferred shares. Each record holder of such Depositary Shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of preferred shares underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of whole preferred shares underlying such Depositary Shares in accordance with such instructions. We will agree to take all action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. To the extent the Depositary does not receive specific instructions from the holders of Depositary Shares relating to such preferred shares, it will abstain from voting such preferred shares, unless otherwise indicated by the holders of such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the applicable Deposit Agreement may at any time be amended by agreement between us and the Depositary. However, no amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by us or the Depositary only if:

    - all outstanding Depositary Shares relating to it have been redeemed and any accumulated and unpaid dividends on the preferred shares represented by the Depositary Shares, together with all other moneys and property, if any, to which holders of Depositary Receipts are entitled, have been paid or distributed;

    - all preferred shares have been withdrawn; or

    - there has been a final distribution in respect of the preferred shares of the applicable series in connection with our liquidation, dissolution or winding up and such distribution has been distributed to the holders of Depositary Receipts.

CHANGES OF PREFERRED SHARE DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. We will pay all charges of each Depositary in connection with the initial deposit of the preferred shares of any series, any redemption of such preferred shares and any withdrawals of such preferred shares by holders of Depositary Shares. Holders of Depositary Shares will be required to pay any other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

    A Depositary may resign at any time by delivering to us notice of its election to do so. We may at any time remove a Depositary. Such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    Each Depositary will forward to the holders of the applicable Depositary Shares all notices, reports and communications from us which are delivered to such Depositary and which we are required to furnish the holders of the Depositary Receipts or preferred shares of the applicable series.


    Neither any Depositary nor we will be liable if it or we are prevented or delayed by law or any circumstance beyond its or our control in performing its or our obligations under any Deposit Agreement. Neither any Depositary nor we will assume any obligation or be subject to any liability under any Deposit Agreement other than for its or our negligence or willful misconduct. They will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or preferred shares unless indemnity satisfactory to them is furnished. The Depositary will agree to perform its duties as are specifically set forth in the Deposit Agreement using its reasonable best efforts and in good faith. We or any Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of Depositary Shares or other persons believed by us or it to be competent and on documents believed by us or them to be genuine.

                            DESCRIPTION OF WARRANTS


    We have no outstanding warrants to purchase common shares ("Common Share Warrants"), warrants to purchase preferred shares ("Preferred Share Warrants"), warrants to purchase Depository Shares ("Depository Share Warrants") and warrants to purchase Debt Securities ("Debt Securities Warrants"). Common Share Warrants, Preferred Share Warrants, Depository Share Warrants and Debt Securities Warrants are referred to collectively as the "Warrants". We may issue Warrants for the purchase of preferred shares, common shares, Depository Shares or Debt Securities. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between us and a warrant agent specified in a prospectus supplement (the "Warrant Agent"), the form of which will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The Warrant Agent will act solely as our agent in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable prospectus supplement relating to the issuance of any Warrants.


    The applicable prospectus supplement will describe the terms of the Warrants in respect of which this prospectus is being delivered including, where applicable, the following:

    - the title of the Warrants;

    - the aggregate number of the Warrants;

    - the price or prices at which the Warrants will be issued;

    - the designation, terms and number of common shares, preferred shares, Depositary Shares or Debt Securities purchasable upon exercise of the Warrants;

    - the designation and terms of the securities, if any, with which the Warrants are issued and the number of the Warrants issued with each such offered security;

    - the date, if any, on and after which the Warrants and the related preferred shares, common shares, Depositary Shares or Debt Securities will be separately transferable;

    - the price at which each common share, preferred share, Depositary Share or Debt Security purchasable upon exercise of the Warrants may be purchased;

    - the date on which the right to exercise the Warrants shall commence and the date on which the right shall expire;

    - the minimum or maximum amount of the Warrants which may be exercised at any one time;

    - information with respect to book-entry procedures, if any;

    - a discussion of certain material federal income tax considerations; and

    - any other terms of the Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

The exercise of any Warrants will be subject to and limited by the transfer and ownership restrictions in our declaration of trust. See "Description of Our Shares of Beneficial Interest--Restrictions on Ownership and Transfer."

                    DESCRIPTION OF SHARE PURCHASE CONTRACTS
                            AND SHARE PURCHASE UNITS

GENERAL


    Unless otherwise specified in the applicable prospectus supplement, we may issue share purchase contracts ("Share Purchase Contracts"), including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares or preferred shares at a future date or dates. The consideration per common share or preferred share may be fixed at the time the Share Purchase Contracts are issued or may be determined by a specific reference to a formula set forth in the Share Purchase Contracts. The Share Purchase Contracts may be issued separately or as part of Units ("Share Purchase Units") consisting of a Share Purchase Contract and Debt Securities, Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase common shares or preferred shares under the Share Purchase Contracts. The Share Purchase Contracts may require us to make periodic payments to the holders of the Share Purchase Units or vice versa. These payments may be unsecured or prefunded on some basis. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.


PLEDGED SECURITIES AND PLEDGE AGREEMENT


    The securities related to the Share Purchase Contracts (collectively, the "Pledged Securities") will be pledged to a collateral agent (the "Collateral Agent"), for our benefit, pursuant to the Pledge Agreement to secure the obligations of holders of Share Purchase Contracts to purchase common shares or preferred shares under the related Share Purchase Contracts. The rights of holders of Share Purchase Contracts to the related Pledged Securities will be subject to our security interest therein created by the related pledge agreement. No holder of Share Purchase Contracts will be permitted to withdraw the Pledged Securities related to the Share Purchase Contracts from the pledge arrangement except upon the termination or early settlement of the related Share Purchase Contracts. Subject to such security interest and the terms of the Purchase Contract Agreement and the pledge agreement, the forms of which will be filed or incorporated by reference as exhibits to the registration statement of which this prospects forms a part, each holder of a Share Purchase Contract will retain full beneficial ownership of the related Pledged Securities.


DISTRIBUTIONS


    Except as described in the applicable prospectus supplement, the Collateral Agent will, upon receipt of distributions on the Pledged Securities, distribute such payments to us or the Purchase Contract Agent, as provided in the pledge agreement. The Purchase Contract Agent will in turn distribute payments it receives as provided in the Purchase Contract Agreement.


    The applicable prospectus supplement will describe the terms of any Share Purchase Contracts or Share Purchase Units, the forms of which will be filed or incorporated by reference as exhibits to the registration statement of which this prospects forms a part. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the Share Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Share Purchase Contracts or Share Purchase Units.

                        DESCRIPTION OF GLOBAL SECURITIES

    Unless otherwise specified in the applicable prospectus supplement, securities offered hereby, other than common shares and preferred shares, will be issued in the form of one or more book-entry certificates (collectively, with respect to each series or issue of securities, the "Global Securities") registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable prospectus supplement, the depositary will be The Depository Trust Company ("DTC"). We have been informed by DTC that its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form. No person that acquires a beneficial interest in such securities will be entitled to receive a certificate representing that person's interest in the securities except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in book-entry form shall refer to actions taken by DTC upon instruction from its Participants (as defined below), and all references in this prospectus to payments and notices to holders shall refer to payments and notices to DTC or Cede, as the registered holder of such securities.

    DTC has informed us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing company" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. It has also informed us that it was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

    Persons that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through Participants and Indirect Participants. Under a book-entry format, Holders may experience some delay in their receipt of payments, as such payments will be forwarded by the agent designated by us to Cede, as nominee for DTC. DTC will forward such payments to its Participants, which then will forward them to Indirect Participants or Holders. Holders will not be recognized by the applicable registrar, transfer agent, Trustee, Depositary or Warrant Agent as registered holders of the securities entitled to the benefits of the Certificate or the applicable Indenture, Deposit Agreement or Warrant Agreement. Beneficial owners that are not Participants will be permitted to exercise their rights as such only indirectly through and subject to the procedures of Participants and, if applicable, Indirect Participants.

    Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect (the "Rules"), DTC will be required to make book-entry transfers of securities among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which beneficial owners of securities have accounts with respect to the securities similarly are required by the Rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

    Because DTC can act only on behalf of Participants, who in turn act only on behalf of Participants or Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge such securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such securities, may be limited due to the unavailability of physical certificates for such securities.

    DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under our declaration of trust or the applicable Indenture, Deposit Agreement or Warrant Agreement only at the direction of one or more Participants to whose accounts with DTC such securities are credited.

    Unless otherwise specified in the applicable prospectus supplement, a Global Security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

    - DTC notifies us that it is unwilling or unable to continue as depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as such depository and we do not appoint a successor within 90 days;

    - we execute and deliver to the applicable registrar, transfer agent, Trustee, Depositary and/or Warrant Agent an order complying with the requirements of our declaration of trust, the Articles Supplementary or the applicable Indenture, Deposit Agreement and/or Warrant Agreement that such Global Security shall be so exchangeable; or

    - there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of Debt Securities, an Event of Default or an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to such Debt Securities.

Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

    Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of definitive securities. Upon surrender by DTC of the Global Security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, Trustee, Depositary or Warrant Agent, as the case may be, will reissue the securities as definitive securities. Then, such persons will recognize the holders of the definitive securities as registered holders of securities entitled to the benefits of the Certificate or the applicable Indenture, Deposit Agreement and/or Warrant Agreement.

    Except as described above, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary appointed by us. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Security evidencing all or part of any securities unless such beneficial interest is in an amount equal to an authorized denomination for such securities.


    We, the Trustee, any registrar and transfer agent, any Warrant Agent or any Depositary, or any agent of any of them, will not have any responsibility or liability for any aspect of DTC's or any Participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material federal income tax considerations to us resulting from the treatment of us as a REIT. Winston & Strawn has acted as tax counsel ("Tax Counsel") to us in connection with the offering and the preparation of this prospectus. This summary should not be construed as tax advice.

    The statements in this summary are based on current provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly with retroactive effect. The provisions of the Internal Revenue Code, the Treasury Regulations promulgated thereunder and the relevant administrative and judicial interpretations that concern REITs are highly technical and complex, and this summary is qualified in its entirety by such Internal Revenue Code provisions, Treasury Regulations, and administrative and judicial interpretations. No assurance can be given that future legislative, judicial, or administrative actions or decisions will not affect the accuracy of any statements in this summary. In addition, there can be no assurance that a ruling will be sought from the Internal Revenue Service (the "IRS") with respect to any matter discussed herein, or that the IRS or a court will agree with the statements made herein.


    This summary of Material Federal Income Tax Considerations describes our tax treatment as a REIT. The summary describes the complex technical requirements which we must satisfy in order to qualify as a REIT. Our failure to meet those requirements could result in our income becoming taxable in the same manner as any regular C Corporation i.e., any corporation subject to full corporate level tax. The resulting tax liability to us if we failed to meet the REIT requirements would have a significant adverse effect on an investment in the Equity Shares. See "--Taxation of Prime Group Realty Trust--Failure to Qualify" below. In addition, even if we do qualify as a REIT, various federal income taxes may still be imposed on us as are described in the summary.


TAXATION OF PRIME GROUP REALTY TRUST

GENERAL

    We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and the applicable Treasury Regulations, which together set forth the requirements for qualifying as a REIT (the "REIT Requirements"), beginning with our taxable year ended December 31, 1997. We believe that we are organized, have operated and will continue to operate in a manner to qualify for taxation as a REIT under the Internal Revenue Code. No assurance can be given, however, that we have actually operated in such a manner to qualify as a REIT or will continue to operate in a manner to remain qualified as a REIT.


    Subject to the qualifications described in this summary and stated in its opinion, Tax Counsel has given us an opinion that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our method of operation has enabled us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code and our method of operation enables us to continue to meet the requirements for qualification as a REIT. An opinion of counsel is not binding on the IRS or a court and there can be no assurance that the IRS or a court will not take a position different from that expressed by Tax Counsel. It also must be emphasized that Tax Counsel's opinion is based on various assumptions and is conditioned upon numerous representations made by us and the operating partnership as to factual matters, including those related to our and the operating partnership's businesses and properties as set forth in this prospectus. Tax Counsel has not independently verified our representations. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis the actual operating results, distribution levels, diversity of ownership and the various other qualification tests imposed by the Internal Revenue Code as discussed below. Tax Counsel will not review our compliance with these tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. See "--Failure to Qualify."

REIT TAXATION

    For any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is currently distributed to our shareholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its shareholders in calculating its taxable income. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that generally results from an investment in a corporation.

    Even if we continue to qualify for taxation as a REIT, we may be subject to federal income tax in the following circumstances:

    - We will be taxed at regular corporate rates on any undistributed "REIT taxable income" and undistributed net capital gains.

    - In some circumstances, we may be subject to the corporate "alternative minimum tax" on our items of tax preference, if any.

    - If we have (A) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (B) other nonqualifying income from foreclosure property, we will be subject to tax on such income at the highest regular corporate rate (currently 35%).

    - If we have net income from prohibited transactions, such income will be subject to a 100% tax. Prohibited transactions, in general, are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

    - If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because we meet other requirements, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability.


    - If we should fail to distribute for each calendar year at least the sum of
      (A) 85% of our REIT ordinary income for such year, (B) 95% of our REIT capital gain net income for such year, and (C) any undistributed taxable income from prior periods, we will be subject to a 4.0% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent we elect to retain and pay income tax on net long-term capital gains we received during the year such amounts will be treated as having been distributed for purposes of the 4.0% excise tax.


    - If we acquire any asset from a C corporation, I.E., any corporation subject to full corporate level tax, in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we subsequently recognize gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by us, then, pursuant to guidelines issued by the IRS, the C corporation from which we acquired the asset will be taxable on the amount of gain that would have been realized if the C corporation had liquidated on the last day before the date on which we acquired the asset. Alternatively, we may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on the excess, if any, of (A) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (B) our adjusted basis in such asset as of the beginning of such Recognition Period (I.E., "built-in gain"). We also will be taxed on any built-in gains during the Recognition Period attributed to the disposition of assets of an acquired corporation which is a "qualified REIT subsidiary." See "--Requirements for Qualification-- Qualified REIT Subsidiary."

    If we invest in properties in foreign countries, our profits from those investments will generally be subject to tax in the countries where such properties are located. The precise nature and amount of any taxation will depend on the laws of the countries where the properties are located. If we satisfy the annual distribution requirements for qualification as a REIT and are therefore not subject to federal corporate income tax on that portion of our ordinary income and capital gain that is currently distributed to our shareholders, we will generally not be able to recover the cost of any foreign tax imposed on profits from our foreign investments by claiming foreign tax credits against our U.S. tax liability on such profits. Moreover, a REIT is not able to pass foreign tax credits through to its shareholders.

    We use the calendar year for both federal income tax purposes and financial reporting purposes.

REQUIREMENTS FOR REIT QUALIFICATION

    To qualify as a REIT, we must have met and continue to meet the requirements, discussed below, relating to our organization, the sources of our gross income, the nature of our assets, and the level of distributions to our shareholders.

  ORGANIZATIONAL REQUIREMENTS

    The Internal Revenue Code requires that a REIT be a corporation, trust, or association:

    - which is managed by one or more trustees or directors;

    - the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

    - which would be taxable as a domestic corporation but for compliance with the REIT requirements;

    - which is neither a financial institution nor an insurance company under the Internal Revenue Code;

    - the beneficial ownership of which is held by 100 or more persons;

    - at any time during the last half of each taxable year not more than 50% in value of the outstanding stock or shares of beneficial interest of which is owned, directly or indirectly through the application of attribution rules, by or for five or fewer individuals (as defined in the Internal Revenue Code to include tax-exempt entities other than, in general, qualified domestic pension funds); and

    - which meets other tests, described below, regarding the nature of its income and assets and distribution requirements.

    The Internal Revenue Code provides that the first four conditions above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. A corporation may not elect to become a REIT unless its taxable year is a calendar year.

    We have issued sufficient shares to enough holders to allow us to satisfy the fifth condition set forth above (the "100 holder" requirement). For purposes of determining ongoing compliance with the

100 holder requirement, Treasury Regulations require us to issue letters to some shareholders demanding information regarding the amount of shares each such shareholder actually or constructively owns. Although any failure by us to comply with the shareholder demand letters requirement should not jeopardize our REIT status, such failure would subject us to financial penalties. A list of those shareholders failing or refusing to comply with this demand must be maintained as part of our records. A shareholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and other information.

    As set forth in the sixth condition above, to qualify as a REIT we must also satisfy the requirement set forth in Section 856(a)(6) of the Internal Revenue Code that we not be closely held. We will not be closely held so long as at all times during the last half of any of our taxable years (other than the first taxable year for which the REIT election is made) not more than 50% in value of our outstanding shares of beneficial interest is owned, directly or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals (as defined in the Internal Revenue Code to include tax-exempt entities, other than, in general, qualified domestic pension funds) (the "5/50 Rule").

    Although our declaration of trust contains restrictions on the ownership and transfer of the Equity Shares, the restrictions do not ensure that we will be able to satisfy the 5/50 Rule. If we fail to satisfy the 5/50 Rule, our status as a REIT will terminate, and we will not be able to prevent such termination. However, for taxable years beginning after August 5, 1997, if we comply with the procedures prescribed in Treasury Regulations for issuing shareholder demand letters and do not know, or with the exercise of reasonable diligence would not have known, that the 5/50 Rule was violated, the requirement that we not be closely held will be deemed to be satisfied for the year. See "--Failure to Qualify."

  OWNERSHIP OF A PARTNERSHIP INTEREST

    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's capital interest in such partnership and is deemed to earn such proportionate share of the income of the partnership. In addition, the partnership's assets and gross income retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests. Accordingly, our proportionate share of the assets, liabilities and items of income of the operating partnership, including the operating partnership's proportionate share of the assets, liabilities and items of income of each of its property-owning subsidiaries (each a "Property Partnership"), are treated as our assets, liabilities and items of income for purposes of applying the REIT Requirements, provided that the operating partnership and each of the Property Partnerships are treated as partnerships for federal income tax purposes.

  QUALIFIED REIT SUBSIDIARY

    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," within the meaning of section 856(i) of the Internal Revenue Code, that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. If an existing corporation is acquired by a REIT and becomes a "qualified REIT Subsidiary" of such REIT, all of its pre-acquisition earnings and profits must be distributed before the end of the REIT's taxable year. Any corporation formed directly by us to act as a general partner in any of the Property Partnerships will be a "qualified REIT subsidiary" and thus all of such subsidiary corporation's assets, liabilities, and items of income, deduction, and credit will be treated as our assets, liabilities, and items of income, deduction and credit.

  INCOME TESTS

    To maintain our qualification as a REIT, we must satisfy two gross income requirements annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in some circumstances, interest) or from some types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

    Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met:

    - First, the amount of rent received or accrued with respect to any property must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or gross sales. Rents received from a tenant that are based on the tenant's income from the property will not be treated as rents based on income or profits and thus excluded from the term "rents from real property" if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a REIT.

    - Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant").

    - Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

    - Finally, a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom the REIT derives no income. However, we (or our affiliates) are permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered for the convenience of the occupant of the property. A DE MINIMIS exception allows a REIT to provide non-customary services to its tenants and not disqualify income received with respect to that property as rents from real property so long as the aggregate income derived by the REIT with respect to a particular property that is attributable to the impermissible services performed for any and all tenants at the property does not exceed 1.0% of the gross income derived by the REIT with respect to that property. For these purposes, the amount we receive that is attributable to impermissible services may not be valued at less than 150% of our direct cost of providing these services.


    Substantially all of our gross income is attributable to investments in real property and specifically to rents attributable to and gains from the disposition of real property. We believe that we do not receive rents based on the net income or profits of a tenant. Moreover, we believe that we do not receive rents (generally rent from office space leased to PGI affiliates) from a Related Party Tenant which would cause us to fail either of the gross income tests. We also believe that we do not receive any rent attributable to personal property leased in connection with a lease of real property that exceeds 15% of the total rents received under any such lease. For this purpose we took into account as personal property the overhead cranes in use at some of our industrial properties.

    The operating partnership provides services with respect to our properties, but does not satisfy the "independent contractor" requirements described above. To the extent necessary to preserve our status as a REIT, the operating partnership intends to arrange to have services provided by independent contractors from whom we or the operating partnership does not derive or receive any income.


    The operating partnership also receives fees in exchange for the performance of usual and customary services relating to properties not owned entirely by the operating partnership. The ratable portion of these fees attributable to the part of the property not owned by the operating partnership does not constitute qualifying income under the 75% or 95% gross income tests. The remainder of these fees is ignored under the 75% and 95% gross income test so long as we have a significant interest in such property. We believe that the aggregate amount of such nonqualifying fees (and any other nonqualifying income) in any taxable year will not exceed the limits on nonqualifying income under the gross income tests described above.

    Our properties include a 398-space parking facility for which we, through the operating partnership, receive fees. This parking facility is operated through an independent contractor from whom we derive no income.

    The Services Company, pursuant to contractual arrangements, performs management services with respect to properties not owned by us or the operating partnership. The health club located in the 77 West Wacker Drive Building is owned by the Services Company. The income from such services and the revenues from the health club is taxed to the Services Company at the regular corporate tax rates. Note payments and dividends paid by the Services Company to the operating partnership will constitute qualifying income for purposes of the 95% gross income test but not for the purposes of the 75% gross income test.

    We intend to monitor the potential amount of nonqualifying income in the future and to take action to avoid jeopardizing our REIT qualification. We may for instance transfer some nonqualifying activities to a taxable corporation such as the Services Company, from which we would receive dividends. If this should occur, the operating partnership would be entitled to receive dividends as a stockholder of such corporation. The amount of dividends available for distribution to us would be reduced below the comparable amount of fee income that would otherwise be received by the operating partnership because such a corporation would be subject to a corporate level tax on its taxable income, thereby reducing the amount of cash available for distribution. Furthermore, we would be required to structure the stock interest owned by the operating partnership in such a corporation to ensure that the various asset tests described below were not violated. Particularly, the operating partnership would not own more than 10% of the voting securities of such corporation and the value of the stock interest would not exceed 5% of the value of our total assets.

    If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under some provisions of the Internal Revenue Code. These relief provisions will be generally available if:

    - Our failure to meet such test(s) was due to reasonable cause and not due to willful neglect;

    - We reported the nature and amount of each item of our income included in the test(s) for such taxable year on a schedule attached to our return; and

    - any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally earn exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in "--REIT Taxation" even if these relief provisions apply, we will still be subject to a 100% tax on the greater of the amount by which we failed the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. See "--Failure to Qualify."

  ASSET TESTS

    At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature of our assets.

    - First, at least 75% of the value of our total assets, including our allocable share of assets held by the operating partnership and each Property Partnership in which the operating partnership is a partner, must be represented by real estate assets, cash, cash items and U.S. government securities. For this purpose, real estate assets include stock or debt instruments held for not more than one year purchased with proceeds of a stock offering or a long-term (at least five years) debt offering of ours.

    - Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

    - Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities.


By virtue of our partnership interest in the operating partnership, we will be deemed to own for purposes of these three asset tests our pro rata share of the assets of the operating partnership, and the assets of each Property Partnership in which the operating partnership is a partner or member. The operating partnership owns 100% of the preferred stock of the Services Company and the notes issued by the Services Company, but none of that corporation's voting stock. We do not believe that our pro rata share of the stock and securities (I.E., the notes) owned by the operating partnership in such corporation exceeds 5% of the total value of our assets. No independent appraisals will be obtained to support this conclusion, and Tax Counsel, in rendering its opinion as to our qualification as a REIT, is relying on our representation that the preferred stock and note issued by the Services Company and held by the operating partnership does not cause us to fail the 5% value test.


    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

  ANNUAL DISTRIBUTION REQUIREMENTS

    To continue to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders each year in an amount at least equal to:

    - the sum of (A) 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) plus (B) 95% of the net income (after tax), if any, from foreclosure property, minus

    - the sum of items of non-cash income.

    Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. A distribution which is not pro rata within a class of beneficial interest entitled to a dividend or which is not consistent with the rights to distributions between classes of beneficial interest (a "preferential dividend") is not taken into consideration for the purpose of meeting the distribution requirement. Accordingly, the payment of a preferential dividend could affect our ability to meet this distribution requirement.


    To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if we should fail to distribute for each calendar year at least the sum of (A) 85% of our REIT ordinary income for such year, (B) 95% of our REIT capital gain net income for such year, plus (C) any undistributed taxable income from prior periods, we will be subject to a 4.0% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent we elect to retain and pay income tax on net long-term capital gains we received during the year such amounts will be treated as having been distributed for purposes of the 4.0% excise tax.


    We have and intend to continue to make timely distributions sufficient to satisfy all of the annual distribution requirements. We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy these distribution requirements. It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to the insufficiency of cash flow from the operating partnership in a particular year or to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of such income and deduction of such expenses in computing our "REIT taxable income," on the other hand. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement, we may find it necessary to cause the operating partnership to make distributions, to borrow funds, or to liquidate assets.

    If we fail to meet the 95% distribution requirement as a result of an adjustment to our tax return by the IRS upon audit, we may retroactively cure the failure by paying "deficiency dividends" to our shareholders in a later year, which may then be included in our deduction for dividends paid for the earlier year. We may thus be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

  PENALTY TAX ON PROHIBITED TRANSACTIONS

    Our share of any gain realized on the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The operating partnership, through the Property Partnerships, intends to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that in general the properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material.

FAILURE TO QUALIFY

    If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT will reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to our shareholders will be taxable as ordinary dividend income to the extent of our then current and accumulated earnings and profits, and, subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be ineligible for qualification as a REIT during the four taxable years following the year during which qualification was lost. It is not possible to determine whether we would be entitled to such statutory relief in all circumstances.

TAXATION OF OUR SECURITYHOLDERS

    Any material federal income tax considerations relating to a particular offering of securities covered by this prospectus will be described in the applicable prospectus supplement.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF THE SECURITIES OFFERED BY THIS PROSPECTUS AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSIDERATIONS

    Prospective holders should recognize that our present federal income tax treatment may be modified by future legislative, judicial or administrative actions or decisions at any time, which may be retroactive in effect, and, as a result, any such action or decision may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our securityholders.

                              PLAN OF DISTRIBUTION


    We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.


    Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.


    Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the accompanying prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.


    Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

    In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the Securities and Exchange Commission (the "Commission") pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

    The common shares are listed on the New York Stock Exchange under the symbol "PGE." The Depositary Shares, Debt Securities, the preferred shares and the Warrants will be new issues of securities with no established trading market and may or may not be listed in a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any Depositary Shares, Debt Securities, preferred shares or Warrants.

                                 LEGAL MATTERS

    Certain legal matters in connection with the validity of the securities offered hereby will be passed upon for us by Winston & Strawn, Chicago, Illinois. Legal matters relating to Maryland law, including the validity of the issuance of any common shares or preferred shares offered hereby, will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. In addition, the description of federal income tax considerations contained in this prospectus under "Material Federal Income Tax Considerations" is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Winston & Strawn, our special tax counsel. The validity of the securities offered by this prospectus may be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. Governor James
R. Thompson, Chairman of Winston & Strawn, is one of our trustees.

                                    EXPERTS


    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and for the period from November 17, 1997 to December 31, 1997 and the combined financial statements of the Predecessor Properties for the period from January 1, 1997 to November 16, 1997 and for the year ended December 31, 1996 included in our Annual Report on Form 10-K and the statement of revenue and certain expenses of National City Center for the period from January 1, 1998 to September 30, 1998 included in our Current Report on Form 8-K dated February 5, 1999, the statement of revenue and certain expenses of 33 West Monroe for the period from January 1, 1998 to September 30, 1998 included in our Current Report on Form 8-K dated January 29, 1999, as set forth in their reports which are incorporated in this prospectus by reference. Our consolidated financial statements and statements of revenue and certain expenses are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information. Such material can also be obtained from the Commission's worldwide web site at http:/ www.sec.gov. Our outstanding common shares and redeemable preferred shares are listed on the NYSE under the symbol "PGE" and PGE-PrB", respectively, and all such reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

    We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The Commission allows us to "incorporate by reference" information into this prospectus, which mens that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the document listed below with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and these documents are incorporated herein by reference:



    a. Our Annual Report on Form 10-K for the year ended December 31, 1998 (filed on March 31, 1999, File No. 001-13589);



    b. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (filed on May 17, 1999, File No. 001-13589); and



    c. Our Current Reports on Form 8-K dated January 29, 1999 (filed on February 12, 1999, File No. 001-13589), February 5, 1999 (filed on February 12, 1999, File No. 001-13589), February 5, 1999 (filed on February 23, 1999, File No. 001-13589), March 31, 1999 (filed on April 1, 1999, File No. 001-13589), and
April 13, 1999 (filed on April 15, 1999, File No. 001-13589).


    Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents.

    Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes such statement.

    You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents which are not specifically incorporated by reference herein) without charge upon written or oral request to our Secretary/General Counsel, at Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois, 60601, telephone number (312) 917-1300.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


SEC registration fee........................................  $    139,000
Printing and engraving expenses.............................       250,000
Legal fees and expenses.....................................       250,000
Accounting and due diligence fees and expenses..............       250,000
Miscellaneous expenses (including Rating Agency, Transfer
  Agent's, Trustees', Depositary and Warrant Agent's
  Fees).....................................................       313,750
                                                              ------------
    Total...................................................  $  1,202,750
                                                              ------------
                                                              ------------


ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.


    According to the declaration of trust and bylaws, Prime Group Realty Trust shall indemnify its present and former trustees and officers and pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The MGCL, as applicable to Maryland real estate investment trusts, currently provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a real estate investment trust or other entity at the request of the real estate investment trust, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, is mandatory in certain circumstances and permissive in others, subject to a determination that indemnification is permissible under the circumstances, which determination shall be made by the board of trustees, a committee of the board of trustees consisting of two or more trustees not parties to the proceeding (if there does not exist a quorum of the board of trustees consisting of trustees not parties to the proceeding), special legal counsel appointed by the board of trustees or such committee of the board of trustees, or by the shareholders, so long as it is not established that the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith, was the result of active and deliberate dishonesty, involved such person receiving an improper personal benefit in money, property or services, or, in the case of criminal proceedings, such person had reason to believe that his or her act or omission was unlawful.


    Prime Group Realty Trust's officers and trustees are also indemnified pursuant to the Partnership Agreement and their respective employment agreements, which agreements are filed as exhibits hereto.

    Prime Group Realty Trust purchased an insurance policy which purports to insure the officers and trustees of Prime Group Realty Trust against certain liabilities incurred by them in the discharge of their functions as such officers and trustees, except for liabilities resulting from their own malfeasance.


    See the forms of underwriting agreements to be incorporated by reference as Exhibits 1.1 to 1.3 for certain indemnification provisions applicable to underwritten offerings.

ITEM 16. EXHIBITS.


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      1.1    Form of Underwriting Agreement (for Common Shares)(1)

      1.2    Form of Underwriting Agreement (for Preferred Shares)(1)

      1.3    Form of Underwriting Agreement (for Debt Securities)(1)

      3.1    Articles of Amendment and Restatement of Declaration of Trust of Prime Group Realty Trust as filed as an exhibit to the Company's 1997 Annual Report on Form 10-K and incorporated herein by reference

      3.2    Articles Supplementary to the Articles of Amendment and Restatement of Declaration of Trust of Prime
             Group Realty Trust as filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference

      3.3    Amended and Restated Bylaws of Prime Group Realty Trust as filed as an exhibit to the Company's 1997
             Annual Report on Form 10-K and incorporated herein by reference

      3.4    Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. (the "Amended and
             Restated Agreement of Limited Partnership") as filed as an exhibit to the Company's 1997 Annual Report on Form 10-K and incorporated herein by reference

      3.5    Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership dated as of December 15,
             1998 as filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-11 (No.
             333-51599) and incorporated herein by reference

      3.6    Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership dated as of December 15,
             1998 as filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-11 (No.
             333-51599) and incorporated herein by reference

      3.7    Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership dated as of January 15,
             1998 as filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-11 (No.
             333-51599) and incorporated herein by reference

      3.8    Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership dated as of February 13,
             1998 as filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-11 (No.
             333-51599) and incorporated herein by reference

      3.9    Amendment No. 5 to the Amended and Restated Agreement of Limited Partnership dated as of March 13, 1998 as filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-11 (No.
             333-51599) and incorporated herein by reference

      3.10   Amendment No. 6 to the Amended and Restated Agreement of Limited Partnership dated as of March 25, 1998 as filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-11 (No.
             333-51599) and incorporated herein by reference

      3.11   Amendment No. 7 to the Amended and Restated Agreement of Limited Partnership dated as of April 15, 1998 as filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-11 (No.
             333-51599) and incorporated herein by reference

      3.12   Amendment No. 8 to the Amended and Restated Agreement of Limited Partnership dated as of May 15, 1998 as filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-11 (No.
             333-51599) and incorporated herein by reference

      3.13   Amendment No. 9 to the Amended and Restated Agreement of Limited Partnership dated as of June 5, 1998 as filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      3.14   Amendment No. 10 to the Amended and Restated Agreement of Limited Partnership dated as of June 15, 1998 as filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
             1998 and incorporated herein by reference

      3.15   Amendment No. 11 to the Amended and Restated Agreement of Limited Partnership dated as of July 15, 1998 as filed as an exhibit to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form
             S-11 (No. 333-51935) and incorporated herein by reference

      3.16   Amendment No. 12 to the Amended and Restated Agreement of Limited Partnership dated as of August 14,
             1998 as filed as an exhibit to Post-Effective Amendment No. 1 to the Company's Registration Statement on
             Form S-11 (No. 333-51935) and incorporated herein by reference

      3.17   Amendment No. 13 to the Amended and Restated Agreement of Limited Partnership dated as of September 15,
             1998 as filed as an exhibit to Amendment No. 1 to Post-Effective Amendment No. 1 to the Company's
             Registration Statement on Form S-11 (No. 333-51935) and incorporated herein by reference

      3.18   Amendment No. 14 to the Amended and Restated Agreement of Limited Partnership dated as of October 15,
             1998 as filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-3 (No.
             333-64973) and incorporated herein by reference

      3.19   Amendment No. 15 to the Amended and Restated Agreement of Limited Partnership dated as of November 16,
             1998 as filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-3 (No.
             333-64973) and incorporated herein by reference

      3.20   Amendment No. 16 to the Amended and Restated Agreement of Limited Partnership dated as of December 15,
             1998 as filed as an exhibit to Post-Effective Amendment No. 3 to the Company's Registration Statement on
             Form S-3 (Registration No. 333-51935) and incorporated herein by reference

      3.21   Amendment No. 17 to the Amended and Restated Agreement of Limited Partnership dated as of January 15,
             1999 as filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March
             31, 1999 and incorporated herein by reference

      3.22   Amendment No. 18 to the Amended and Restated Agreement of Limited Partnership dated as of February 15,
             1999 as filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March
             31, 1999 and incorporated herein by reference

      3.23   Amendment No. 19 to the Amended and Restated Agreement of Limited Partnership dated as of March 15, 1999 as filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31,
             1999 and incorporated herein by reference

      3.24   Amendment No. 21 to the Amended and Restated Agreement of Limited Partnership dated as of April 15,
             1999(3)

      3.25   Amendment No. 22 to the Amended and Restated Agreement of Limited Partnership dated as of April 22,
             1999(3)

      3.26   Amendment No. 23 to the Amended and Restated Agreement of Limited Partnership dated as of May 15,
             1999(3)

      4.1    Form of Indenture of Prime Group Realty Trust, providing for Issuance of Senior Debt Securities in
             Series(3)

      4.2    Form of Indenture of Prime Group Realty Trust, providing for Issuance of Subordinated Debt Securities in
             Series(3)

      4.3    Form of Deposit Agreement(3)

      4.4    Form of Articles Supplementary for the Preferred Shares(3)

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      4.5    Form of Warrant Agreement(3)

      4.6    Form of Purchase Contract Agreement(3)

      4.7    Form of Pledge Agreement relating to Share Purchase Contracts(3)

      5.1    Opinion of Miles & Stockbridge(3)

      5.2    Opinion of Winston & Strawn(3)

      8.1    Opinion of Winston & Strawn regarding tax matters(3)

     12.1    Computation of Ratios of Earnings to Fixed Charges and Preferred Share Distributions as filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference

     23.1    Consent of Miles & Stockbridge (included in Exhibit 5.1)

     23.2    Consents of Winston & Strawn (included in Exhibits 5.2 and 8.1)

     23.3    Consent of Ernst & Young LLP(3)

     24.1    Powers of Attorney(2)

     25.1    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 relating to the Senior Debt Indenture(3)

     25.2    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 relating to the Subordinated Debt Indenture(3)


---------


(1) To be incorporated by reference in connection with the offering of securities offered by this registration statement.



(2) Filed previously.



(3) Filed herewith.


ITEM 17. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (3) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that the shall be deemed to be the initial bona fide offering thereof.

    (c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) That, for purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rules 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (e) The undersigned Company hereby undertakes to file an application, if necessary, for the purpose of determining the eligibility of any trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 8, 1999.


                                PRIME GROUP REALTY TRUST

                                By:             /s/ RICHARD S. CURTO
                                     -----------------------------------------
                                                  Richard S. Curto
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed below on June 8, 1999 by the following persons in the capacities indicated.



             NAME                                   TITLE
------------------------------  ----------------------------------------------

     MICHAEL W. RESCHKE*
------------------------------  Chairman of the Board, Trustee
      Michael W. Reschke

     /s/ RICHARD S. CURTO
------------------------------  President and Chief Executive Officer
       Richard S. Curto           (principal executive officer), Trustee

      WILLIAM M. KARNES*
------------------------------  Executive Vice President and Chief Financial
      William M. Karnes           Officer (principal financial officer)

       ROY P. RENDINO*          Senior Vice President--Finance and Chief
------------------------------    Accounting Officer (principal accounting
        Roy P. Rendino            officer)

     JACQUE M. DUCHARME*
------------------------------                     Trustee
      Jacque M. Ducharme

      STEPHEN J. NARDI*
------------------------------                     Trustee
       Stephen J. Nardi

   CHRISTOPHER J. NASSETTA*
------------------------------  Trustee
   Christopher J. Nassetta

             NAME                                   TITLE
------------------------------  ----------------------------------------------

      THOMAS J. SAYLAK*
------------------------------                     Trustee
       Thomas J. Saylak

      JAMES R. THOMPSON*
------------------------------                     Trustee
      James R. Thompson



*By:    /s/ RICHARD S. CURTO
      -------------------------
          Richard S. Curto
          ATTORNEY-IN-FACT